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                              AMENDED AND RESTATED

                               FRANCHISE AGREEMENT

                                     Between

                              THE CITY OF NEW YORK

                                       and

                       METROMEDIA FIBER NETWORK NYC, INC.

                        Franchise for Local High-Capacity
                           Telecommunications Services

                             Dated February 28, 2000

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                                TABLE OF CONTENTS

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                                                                            ----
SECTION 1 -- DEFINED TERMS ...............................................    2

SECTION 2 -- GRANT OF AUTHORITY ..........................................    7

      2.1   Term .........................................................    7

      2.2   Conditions to Execution ......................................    7

            2.2.1 Certain Actions by the Company Before Execution ........    7

            2.2.2 Vendox .................................................    7

      2.3   Nature of Franchise, Effect of Termination and Renewal .......    7

            2.3.1 Nature of Franchise ....................................    7

            2.3.2 Effect of Termination ..................................    8

            2.3.3 Renewal ................................................    8

      2.4   Conditions and Limitations on Franchise ......................    8

            2.4.1 Not Exclusive ..........................................    8

            2.4.2 Construction of System .................................    9

            2.4.3 Public Works and Improvements ..........................    9

            2.4.4 No Waiver ..............................................   10

            2.4.5 No Release .............................................   10

      2.5   Renegotiation of Agreement ...................................   10

SECTION 3 -- SERVICE .....................................................   11

      3.1   No Interference ..............................................   11

      3.2   No Monopoly ..................................................   11

      3.3   No Discrimination ............................................   11

      3.4   Service ......................................................   11

SECTION 4 -- TARIFF FILINGS ..............................................   1l


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      4.1   Tariffs .......................................................   11

SECTION 5 -- CONSTRUCTION AND TECHNICAL REQUIREMENTS ......................   12

      5.1   General Requirement ...........................................   12

      5.2   Quality .......................................................   12

      5.3   Licenses and Permits ..........................................   12

      5.4   Relocation of the System ......................................   12

            5.4.1 New Grades or Lines......................................   12

            5.4.2 City Authority to Move Wires ............................   12

            5.4.3 Company Required to Move Wires ..........................   13

      5.5   Protect Structures ............................................   13

      5.6   No Obstruction ................................................   13

      5.7   Safety Precautions ............................................   13

            5.8.1 General Requirement .....................................   13

            5.8.2 Indemnification .........................................   14

            5.8.3 Other Purposes ..........................................   14

            1.1.4 Withdrawals from the Performance Bond/Security Fund .....   15

            5.8.5 Notice of Withdrawals ...................................   15

            5.8.6 Replenishment ...........................................   15

            5.8.7 Not a Limit on Liability ................................   16

            5.8.8 Form ....................................................   16

SECTION 6--EMPLOYMENT AND PURCHASING ......................................   16

            6.1   Right to Bargain Collectively ...........................   16

            6.2   Local Preference ........................................   16

            6.3   City Vendors ............................................   17

            6.4   Equal Employment Opportunity ............................   17


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            6.5   Local Law 33 ............................................   17

            6.6   Enforcement .............................................   17

SECTION 7 -- COMPENSATION AND OTHER PAYMENTS ..............................   18

            7.1   Compensation ............................................   18

            7.1.1 Compensation ............................................   18

            7.1.2 Timing ..................................................   19

            7.1.3 Records and Audits ......................................   19

            7.1.4 Reservation of Rights ...................................   19

            7.1.5 Ordinary Business Expense ...............................   19

            7.2   Other Payments ..........................................   20

            7.2.1 Franchising Costs .......................................   20

            7.2.2 Future Costs ............................................   20

            7.3   No Credits or Deductions ................................   20

      7.4   Interest on Late Payments .....................................   21

      7.5   Method of Payment .............................................   21

      7.6   Continuing obligation and Holdover ............................   22

SECTION 8 -- OVERSIGHT AND REGULATION .....................................   22

      8.1   Protection From Disclosure ....................................   22

      8.2   Oversight .....................................................   22

      8.3   Notification to City ..........................................   22

      8.4   Regulation by City ............................................   23

      8.5   Reports .......................................................   23

            8.5.1 Status Reports ..........................................   23

            8.5.2 Financial Reports .......................................   23

            8.5.3 Ownership Reports .......................................   24


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            8.5.4 Additional Reports ......................................   24

            8.5.5 Additional Information and Reports ......................   24

            8.6   Additional Filings ......................................   24

            8.7   Books and Records/Audit .................................   24

            8.7.1 Books and Records .......................................   24

            8.7.2 Right of Inspection .....................................   25

      8.8   Compliance With "Investigations Clause" .......................   25

SECTION 9 -- RESTRICTIONS AGAINST ASSIGNMENT AND OTHER TRANSFERS ..........   26

      9.1   Transfer of Interest ..........................................   26

      9.2   Transfer of Control or Stock ..................................   26

      9.3   Petition ......................................................   26

      9.4   Consideration of the Petition .................................   27

      9.5   Conditions ....................................................   27

      9.6   Permitted Encumbrances ........................................   27

      9.7   Consent Not a Waiver ..........................................   28

      9.8   Petitions From Persons Other Than the Company
            Seeking Control Over the Company ..............................   28

SECTION 10 -- LIABILITY AND INSURANCE .....................................   28

      10.1  Liability and Indemnity .......................................   28

            10.1.1 Company ................................................   28

            10.1.2 No Liability For Public Work, etc ......................   29

            10.1.3 No Liability for Damages ...............................   29

            10.1.4 Defense of Claim, etc ..................................   29

      1.2   Insurance .....................................................   30

            10.2.1 Specifications .........................................   30


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            10.2.2 Maintenance ............................................   30

            10.2.3 Adjusted Insurance Coverage ............................   30

            10.2.4 Liability Not Limited ..................................   31

SECTION 11 -- SPECIFIC RIGHTS AND REMEDIES ................................   31

      11.2  Default .......................................................   31

            11.2.1 Events of Default ......................................   31

            11.2.2 Cure Procedures ........................................   32

            11.2.3 Remedies of the City ...................................   32

      11.3  Termination ...................................................   33

            11.3.1 Termination Events .....................................   33

            11.3.2 Rights Upon Termination ................................   34

            11.3.3 Price ..................................................   34

            11.3.4 Company's Obligations ..................................   35

      11.4  Removal .......................................................   36

            11.4.1 Discretion of DoITT ....................................   36

            11.4.2 Failure to Commence Removal ............................   37

            11.4.3 No Condemnation ........................................   37

      11.6  Other Provisions ..............................................   38

SECTION 12 -- SUBSEQUENT ACTION ...........................................   38

      12.1  Compensation ..................................................   38

      12.2  Procedure for Subsequent Invalidity ...........................   39

            12.2.1 Declaration of Invalidity or Injunction ................   39

            1.1.2 Continued Compliance ....................................   39

            12.2.3 Negotiations to Amend Agreement ........................   39

SECTION 13 -- MISCELLANEOUS ...............................................   40


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      13.1  Appendices ....................................................   40

      13.2  Action Taken by City ..........................................   40

      13.3  Entire Agreement ..............................................   40

      13.4  Delays and Failures Beyond Control of Company .................   40

      13.5  Notices .......................................................   41

      13.6  General Representations, Warranties and
            Covenants of the Company ......................................   41

            13.6.1 Organization, Standing, Power and Ownership ............   41

            13.6.2 Authorization; Non-Contravention .......................   41

            1.1.3 Consent .................................................   42

            13.6.4 Compliance with Law ....................................   42

            13.6.5 Litigation; Investigations .............................   42

            13.6.6 Fees ...................................................   43

            13.6.7 Criminal Acts ..........................................   43

            13.6.8 Misrepresentation ......................................   43

      13.7  Additional Covenants ..........................................   44

            13.7.1 Compliance with Laws; Licenses and Permit ..............   44

            13.7.2 Criminal Acts ..........................................   44

            13.7.3 Maintain Existence .....................................   45

            13.7.4 Condition of System ....................................   45

      13.8  Binding Effect ................................................   45

      13.9  No Waiver; Cumulative Remedies ................................   45

      13.10 No Opposition .................................................   46

      13.11 Partial Invalidity ............................................   46

      13.12 Headings ......................................................   46

      13.13 No Agency .....................................................   46


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      13.14 Governing Law .................................................   47

      13.15 Survival of Representations and Warranties ....................   47

      13.16 Delegation of City Rights .....................................   47

      13.17 Claims Under Agreement ........................................   47

      13.18 Modification ..................................................   48

      13.19 Maintain Office ...............................................   48

      13.20 Service of Process ............................................   48

      13.21 Compliance With Certain City Requirements .....................   48

      13.22 Matching Provision ............................................   48

      13.23 Joint Services ................................................   49


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                                   APPENDICES

Appendix A .....  Franchise Area

Appendix B .....  Construction Terms, Schedule, and Sequence

Appendix C .....  Initial Backbone

Appendix D .....  Telecommunications Services the franchisee intends (as of the Effective Date) to offer and additional Telecommunications Services authorized to be offered by the franchise

Appendix E .....  Service to he provided to the City, and related obligations

Appendix F .....  Investigations Clause

Appendix G .....  Ownership and Control of franchisee as of the Effective Date and any approved mortgages, pledges and leases

Appendix H .....  MacBride Principles

Appendix I .....  Local Law 33

Appendix J .....  Resolution of the Franchise and Concession Review Committee


                                     -viii-
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      THIS AGREEMENT, dated as of 28th day of February, 2000 (the "Effective
Date"), is by and between THE CITY OF NEW YORK (as defined in Section 1 hereof, the "City") and METROMEDIA FIBER NETWORK NYC, INC., whose principal place of business is located 1 North Lexington Avenue, White Plains New York 10601 (as defined in Section 1 hereof, the "Company"), (each, a "party" and collectively, the "parties").

                                   WITNESSETH

      WHEREAS the City and National Fiber Network, Inc. ("NFN") previously entered into a franchise agreement (as amended, the "Original Agreement") dated as of the 20th day of December, 1993 (the "Original Agreement Date") pursuant to which NFN was granted a franchise to install cable, wire, fiber optic telecommunications cable or other transmission medium that may be used in lieu of cable, wire or fiber optic telecommunications cable for the same purposes and related equipment and facilities on, over, and under the City's Inalienable Property to be used in providing Telecommunications Services:

      WHEREAS NFN transferred the Original Agreement to the Company as permitted by resolution passed by the New York City Franchise and Concession Review Committee (as defined in Section 1 hereof, the "FCRC") on September 10, 1997 (Cal. No. 3);

      WHEREAS, the City and Company wish to amend and restate the Original Agreement to reflect certain additional developments and to incorporate the parties' understanding with respect to the System and the Services, and to replace the Original Agreement with this Agreement;

      WHEREAS, the New York City Department of Information Technology and Telecommunication (as defined in Section 1 hereof, "DoITT"), on behalf of the City, has the authority to grant franchises involving the occupation or use of the Inalienable Property (as defined in Section 1 hereof) of the City in connection with the provision of Telecommunications Services (as defined in Section 1 hereof including renewals thereof; and

      WHEREAS, the Company had submitted to DoITT its proposal in response to a Request for Proposals issued by DoITT pursuant to Resolution No. 404 (adopted by the New York City Council on March 26, 1992); and

      WHEREAS, on February 7, 2000 the FCRC held a public hearing on the Company's petition for an amended and restated franchise to install cable, wire, fiber optic telecommunications cable or other transmission medium that may be used in lieu of cable, wire or fiber optic telecommunications cable for the same purposes and related equipment and facilities on, over, and under the City's Inalienable Property to be used in providing Telecommunications Services, which was a full public proceeding affording due process in compliance with the requirements of Chapter 14 of the City Charter; and


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      WHEREAS, at said hearing, the FCRC reviewed the Company's financial, legal and technical ability to carry out its obligations pursuant to this Agreement; reviewed the Company's plan for constructing, operating, maintaining and upgrading the System (as defined in Section 1 hereof); and determined that this Agreement granting the Company a nonexclusive franchise complies with all applicable City Laws and regulations; and

      WHEREAS, DoITT has reviewed the proposed action under the New York State Environmental Quality Act ("SEQRA") (Section 8-010 et. seq.) of the New York State Environmental Conservations Law), the SEQRA regulations set forth at Part 617 of Title 6 of the New York Code of Rules and Regulations, and the City Environmental Quality Review ("CEQR") process (Chapter 5 of Title 62 and Chapter 6 of Title 42 of the Rules of the City of New York) and determined that this action is properly classified as "Type II" action thereunder; and

      WHEREAS, the New York City Department of City Planning determined, as evidenced in its letter dated April 23, 1992, that the proposed franchise would have no land use impacts and that review pursuant to Section 197c of the New York City Charter (the "City Charter") would not be necessary; and

      WHEREAS, the City intends to exercise the full scope of its municipal powers, including both its police power and contracting authority, to promote the public interest, to enhance the health, welfare and safety of the public, and to stimulate commerce by assuring the widespread availability of reliable high-capacity telecommunications services; and, in pursuit of these goals among other purposes, desires to maximize the availability of such Telecommunications Services and to develop innovative uses by the City and its institutions of such Services.

      NOW, THEREFORE, in consideration of the foregoing clauses, which clauses are hereby made a part of this Agreement, the mutual covenants and agreements herein contained, and other good and valuable consideration, the parties hereby covenant and agree as follows:

                           SECTION 1 -- DEFINED TERMS

      For purposes of this Agreement, the following terms, phrases, words, and their derivatives shall have the meanings set forth in this Section, unless the context clearly indicates that another meaning is intended.

      1.1. "Affiliated Person" means each Person who falls into one or more of the following categories. (i) each Person having, directly or indirectly, a Controlling Interest in the Company; (ii) each Person in which the Company has, directly or indirectly, a Controlling Interest; (iii) each officer, director, general partner, limited partner holding an interest of ten percent (10%) or more, joint venturer or joint venture partner of the Company; and (iv) each Person, directly or indirectly, controlling, controlled by or under common Control with the Company; provided that "Affiliated Person" shall in no event mean the City, any limited partner holding an interest of less than ten percent (10%) of the Company or any creditor of the Company solely by virtue of its status as a creditor and which is not otherwise an Affiliated Person.


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      1.2 "Agreement" means this agreement, together with the Appendices attached hereto and all amendments, modifications or renewals hereof or thereof.

      1.3 "City" means the City of New York or, as appropriate in the case of specific provisions of this Agreement, any board, bureau, authority, agency, commission, department or any other entity of the City of New York, or any authorized officer, official, employee or agent thereof, or any successor thereto.

      1.4 "Commissioner" means the Commissioner of DoITT, or his or her designee, or any successor in function to the Commissioner.

      1.5 "Company" means METROMEDIA FIBER NETWORK NYC, INC., a corporation organized and existing under the laws of the State of Delaware and authorized to do business as a corporation in the State of New York, whose principal place of business is located at 1 North Lexington Avenue, White Plains New York 10601.

      1.6 "Comptroller" means the Comptroller" means the Comptroller of the City, the Comptroller's designee, or any successor in function to the Comptroller.

      1.7 "Control" or of "Controlling Interest" in a Person means actual working control whatever manner exercised, including, without limitation, working control through ownership, management, debt instruments or negative control, as the case may be, of such Person. A rebuttable presumption of the existence of Control of or a Controlling Interest in a Person shall arise from the beneficial ownership, directly or indirectly, by any Person, or group of Persons acting in concert, of more than ten percent (10%) of such Person (which Person or group of Persons is hereinafter referred to as "Controlling Person"). "Control" or "Controlling Interest" as used herein may be held simultaneously by more than one Person or group of Persons.

      1.8 "Customer" means any Person lawfully receiving any Service provided by the Company by means of the System.

      1.9 "DoITT" means the Department of Information Technology and Telecommunications of the City of New York, or any successor thereto(1).

      1.10 "Effective Date" means the date this Agreement is fully executed and delivered by the City and the Company.

      1.11 "FCC" means the Federal Communications Commission, or any successor thereto.

      1.12 "FCRC" means the Franchise and Concession Review Committee of the City of New York, or any successor thereto.

----------
(1)   Formerly the Department of Telecommunications and Energy ("DTE").


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      1.13 "Fiber" means fiber optic telecommunications cable or other transmission medium that may be used in lieu thereof for the same purposes.

      1.14 "Franchise Area" means the City of New York, unless a smaller area is depicted in Appendix A to this Agreement.

      1.15 "Gross Revenue" shall include all revenue, as determined in accordance with the generally accepted accounting principles, that is received directly or indirectly by the Company or by any Affiliated Person from or in connection with any Telecommunications Services provided in accordance with this Agreement which originate in and/or terminate in the City (which shall include a proportional allocation, which allocation shall be fair and equitable, of revenues received by, or that should have been received by, the Company, any Affiliated Person or any other Person for Service utilizing any part of the System, provided, however, that such proportional allocation shall in no case be less than the fair market value for such Service). The Company shall, within two years following the Effective Date, submit to the City for the City's review and approval the method by which such allocation is to be made, and such approval by the City shall not be unreasonably withheld. If the City's decision become subject to court review, the court shall undertake its review consistent with the standards established in this Section 1.15. The revenues described in this paragraph shall include, without limitation, the value of any free Services provided by the Company (provided, however, that the value of any free Service provided hereunder to the City pursuant to Section 7.1.1(b) or Appendix E or to any other governmental entity shall not constitute Gross Revenue); the fair market value of any nonmonetary transactions between the Company and any Person other than an Affiliated Person, but not less than the customary prices paid in connection with equivalent transactions, viewing all components of the transactions taken as a whole, the fair market value of any nonmonetary transactions between the Company and any Affiliated but not less than the customary prices paid in connection with equivalent transactions, considering the entirety of all transactions taken as a whole, conducted with Persons who are not Affiliated Persons; and any revenue received by the Company or by any Affiliated Person, as reasonably determined from time to time by the City, through any means which is intended to have the effect of evading the payment of compensation that would otherwise be paid to the City for the franchise granted herein. Gross Revenue shall also include revenue derived from the sale or lease of equipment and/or facilities provided by the Company or any Affiliated Person if such facilities and/or equipment are required for and integrated with the Services provided by the Company within the Franchise Area, except that Gross Revenue shall not include revenue from the sale of customer equipment that is readily available for sale in the consumer retail market. Gross Revenue shall not include (i) actual payments received from interconnecting telecommunications services providers outside the boundaries of New York City, for services provided outside the boundaries of New York City; (ii) taxes collected to pay to legitimate taxing authorities; (iii) any revenues that are already included in the calculation of franchise fees payable to the City under any other franchise agreement between (a) the City and (b) the Company or any Affiliated Person provided that any services other than a "cable system" as defined in the Cable Communications Policy Act of 1984 as amended 47 U.S.C ss. 522 et. seq., and/or "mobile telecommunications services" as defined in the authorizing resolution adopted by the Council on August 11, 1999 (Resolution 957) shall be considered to be provided under the franchise granted herein; (iv) any free Services required by this Agreement; (v) the revenue of any Person (including, without limitation, a supplier of services) to the extent that such revenue is also included in Gross Revenue of the Company; (vi)


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the revenue of the Company of any Affiliated Person received directly from the sale of any merchandise, goods or other non-Telecommunications Services that are sold through any Service distributed over the System (other than that portion of such revenue which represents or can be attributed to a customer fee or other payment for the use of the System for the sale of such merchandise, goods or non-Telecommunications Services, which portion shall be included in Gross Revenue), provided, however, that the foregoing exclusion from Gross Revenue shall in no way be deemed to exclude from Gross Revenue any revenue derived from the sale or lease of equipment and/or facilities provided by the Company or any Affiliated Person if such facilities and/or equipment are required for and integrated with the Services provided by the Company; (vii) investment income;
(viii) the revenue of any Affiliated Person which represents standard and reasonable amounts paid by the Company to the Affiliated Person for ordinary and necessary business expenses of the Company, including, without imitation, professional service fees and insurance or bond premiums; (ix) advertising commissions deducted by advertising agencies before advertising revenues are paid over to the Company; (x) any amount billed to customers and collected by the Company or any Affiliated Person on behalf of any non-Affiliated Person who is a telecommunications provider for services provided by such provider to such customers where such amount is passed through in its entirety by the Company or Affiliated Person to such provider; (xi) the value of any use of the System by the Company or Affiliated Person for wholly owned internal administrative purposes, including the distribution of cable programming from one Affiliated Person to another Affiliated Person, provided that such Affiliated Persons are substantially owned by the Company or its parent; (xii) to the extent consistent with generally accepted accounting principles, consistently applied, bad debt write-offs; and (xiii) the value of short-term promotional Services. With respect to the Gross Revenue from customers receiving "resold" service (as opposed to "facilities-based" service), Gross Revenue shall be reduced by the amounts paid by the Company to the independent third party owner of the facility (or facilities) through which such customers are being served, for such facilities, services and equipment as are necessary to provide the resold services to such customers (such amounts paid may include (if applicable under the circumstances) for example, and without limitation, monthly service charges, non-recurring charges, local and itemized call charges, enhanced service fees, directory assistance fees and surcharges. For purposes of this Agreement "resold services" shall include the sale of services by the Company using the fiber or other transmission facilities of any independent third party.

      1.16 "Inalienable Property" means the rights of the City in and to its waterfront, ferries, wharf property, bridges, land under water, public landings, wharves, docks, streets, avenues, highways, parks, waters, waterways and all other public places.

      1.17 "Initial Backbone" means the backbone depicted in Appendix O to this Agreement.

      1.18 "Mayor" means the chief executive officer of the City, the Mayor's designee, or any successor to the executive powers of the present Mayor.

      1.19 "Original Agreement" and "Original Agreement Date" have the meanings set forth in the first paragraph of the preamble to this Agreement.


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      1.20 "Person" means any natural person or any association, firm, partnership, joint venture, corporation, or other legally recognized entity, whether for profit or not for profit, but shall not mean the City.

      1.21 "PSC" means the New York State Public Service Commission, or any successor thereto.

      1.22 (a) "Service" or "Telecommunications Service(s)" means any telecommunications services provided by the Company within the Franchise Area which the Company is authorized to provide under applicable federal, state and local law, and any equipment and/or facilities required for and integrated with the Services provided by the Company within the Franchise Area except as excluded in paragraphs (b) or (c)(i) below.

            (b) "Service" or "Telecommunications service(s)" do not include (i) a "cable service" as defined in Cable Communications Policy Act of 1984, (47 U.S.C. ss.522 et. seq.) (ii) "mobile telecommunication services" as defined in the authorizing resolution adopted by the New York City Council on July 19, 1994 (Resolution No. 438), and (iii) the installation or operation of public pay telephones as defined in the authorizing resolution adopted by the New York City Council on March 25, 1997 (Resolution No. 2248), (iv) other telecommunications activities requiring the installation or operation of street furniture or (v) open video service as described in 47 U.S.C. ss. 573.

            (c) (i) "Service" or "Telecommunications service(s)" shall not include the providing or leasing of Fiber capacity by the Company to either (x) any related entity providing "mobile telecommunications services" or (y) any related or unrelated entity providing "cable service" (as defined in 47 U.S.C. ss.522) unless such entity has a franchise from the City for the provision of "mobile telecommunications services", "cable service" or an agreement to provide an open video system (as described in 47 U.S.C. and in the rules and regulations promulgated thereunder).

                  (ii) "Service" or "Telecommunications Service(s)" shall include the providing or leasing of Fiber capacity by the Company to any unrelated entity providing "mobile telecommunications services".

            (d) For purposes of this definition, a related entity is an entity
(i) which, directly or indirectly, owns a beneficial interest of 10% or more in the Company, or (ii) in which the Company, directly or indirectly, a common owner of a beneficial interest of 10% or more in each, or (iv) which is an Affiliated Person, or (v) which is otherwise related to the Company in a manner similar, or to an extent comparable, to the relationships described in the proceeding clauses (i) through (iv).

            (e) For the purposes of this definition, an unrelated entity means an entity which is not a related entity.

      1.23 "Signal" means any transmission of electronic, electrical or radio frequency energy or optical information.

      1.24 "System" or "Telecommunications System" means the telecommunications system which is to constructed, operated and maintained by the Company pursuant to this Agreement, including, without limitation, all real property and interests in real property, all tangible and intangible personal property, buildings, offices, furniture, Customer lists, cables, wires, optical fibers, amplifiers and all other electronic devices, equipment and facilities used in connection therewith, and all rights, contracts and understandings with regard to any matter related thereto.

                         SECTION 2 -- GRANT OF AUTHORITY

      2.1 Term

            This Agreement, and the franchise granted hereunder, shall commence upon the Effective Date, and shall continue for a period of fifteen (15) years from the Original Agreement Date, unless this Agreement is earlier terminated upon the earliest to occur of: (a) a revocation of the franchise, as provided by
Section 11.3 hereof, or (b) the expiration of the term of the franchise by acceleration, or otherwise. The period of time that this Agreement remains in effect is herein referred to as the "Term".

      2.2 Conditions to Execution

            2.2.1 Certain Actions by the Company Before Execution

                  Prior to the execution of this Agreement, the Company has satisfied certain conditions to the City's execution of this Agreement by delivering to DoITT the following: (a) evidence that it has deposited with the Comptroller the Performance Bond/Security Fund required pursuant to Section 5.8 hereof; (b) a certificate of liability insurance, pursuant to Section 10.2 hereof, with a copy to the Comptroller; (c) an opinion of the Company's counsel dated as of the Effective Date opining that this Agreement has been duly authorized, executed and delivered by the Company and is a binding obligation of the Company and opining as to such other matters as the City has requested; (d) the questionnaires required in connection with the City's Vendor Information Exchange System ("VENDEX"); (e) evidence that the Company has paid the initial portion of its pro rata share of the City's franchising cost pursuant to Section
7.2.1 herein; and (f) certified copies of the Company's organizational and governing documents, as amended to date, pursuant to Section 13.6[ILLEGIBLE] herein.

            2.2.2 Vendex

                  Favorable completion of the City's appropriate review in connection with Vendex shall be a condition to the City's execution of this Agreement.

      2.3 Nature of Franchise, Effect of Termination and Renewal

            2.3.1 Nature of Franchise

                  (a) The City hereby grants the Company, subject to the terms and conditions of this Agreement, a nonexclusive franchise providing the right and consent to install, operate, repair, maintain, remove and replace cable, wire, Fiber or other transmission medium that may be used in lieu of cable, wire or Fiber for the same purposes and related equipment and facilities on, over and under the Inalienable Property of the City in order to provide Telecommunications Services which originate and/or terminate in or transit the Franchise Area.

                  (b) The Telecommunications Services the Company intends (as of the Effective Date) to offer and the Telecommunications Systems the Company intends (as of the Effective Date) to construct, operate and maintain, are set forth on Appendix D to this Agreement.

                  (c) Before offering or providing any Telecommunications Services pursuant to this franchise, the Company shall obtain any and all regulatory approvals, permits, authorizations or licenses for the offering or provision of such Telecommunications Services from the appropriate federal, state and local authorities, if required, and shall submit to DoITT upon the written request of the City evidence of all such approvals, permits, authorizations or licenses.

            2.3.2 Effect of Termination

                  Upon termination of this Agreement, the franchise shall expire; all rights of the Company in the franchise shall cease, with no value allocable to the franchise itself; and the rights of the City and the Company to the System, or any part thereof, shall be determined as provided in Sections
11.3 through 11.6 hereof. The termination of this Agreement and the franchise granted hereunder shall not, for any reason, operate as a waiver or release of any obligation of the Company or any other Person, as applicable, for any liability (i) pursuant to Section 10.1 hereof, which arose or arises out of any act or failure to act required hereunder prior to the termination; (ii) which exists pursuant to Sections 7, "Compensation," 8.7.2, "Right of Inspection,"
11.3 through 11.6, "Termination," 13.14, "Governing Law," and 13.17, "Claims under Agreement," hereof; and (iii) to maintain in full force and effect the Performance Bond/Security Fund and coverage under the liability insurance policies required under and in accordance with Sections 5.8 and 10.2 hereof.

            2.3.3 Renewal

                  This Agreement does not grant to the Company any right to renewal of this Agreement or the franchise granted hereunder, and there shall be no such right. The Company may submit a written petition to the City to renew this Agreement and the franchise granted hereunder not later than twelve (12) months nor more than eighteen (18) months before the expiration of the Term. Nonetheless, the City shall not be obligated to renew this Agreement or the franchise granted hereunder.

      2.4 Conditions and Limitations on Franchise

            2.4.1 Not Exclusive

                  Nothing in this Agreement shall affect the right of the City to grant to any Person a franchise, consent or right to occupy and use Inalienable Property of the City, or any part thereof, for the construction, operation and/or maintenance of a system to provide telecommunications services in the City for any purpose, or the right of the City to construct, operate and/or maintain a system to provide telecommunications services in the City or to acquire and operate the System pursuant to this Agreement, except that the City shall not use any Services, equipment, cable, wire, Fiber or other transmission medium provided by the Company pursuant to this Agreement to sell to non-governmental entities in competition with the Company.

            2.4.2 Construction of System.

                  (a) The Company is authorized to install the System, including cable, wire, Fiber or other transmission medium that may be used in lieu of cable, wire or Fiber for the same purposes, or related equipment and facilities at any location on, over or under the Inalienable Property of the City within the Franchise Area at any time during the Term, without further approval of DoITT, subject to the terms and conditions of this Agreement. The Company shall use its best efforts to coordinate its construction schedule with the appropriate City agencies, including, without limitation, the appropriate Borough Engineer and the Office of Construction, to minimize unnecessary disruption.

                  (b) The Company agrees to commence construction of the Initial Backbone as soon as feasible after the Original Agreement Date and in any event no later than six (6) months after the Original Agreement Date, subject to the timely issuance of necessary permits and licenses, which will be diligently pursued by the Company. The Company agrees to substantially complete the installation of the Initial Backbone within twenty-four (24) months after the date of commencement of construction of the Initial Backbone, subject to the timely issuance of necessary permits and licenses, which will be diligently pursued by the Company.

                  (c) The Company shall obtain all construction, building or other permits or approvals necessary before installing such cable, wire, Fiber or other transmission medium that may be used in lieu of cable, wire or Fiber for the same purposes, or related equipment and facilities. The Company shall provide copies of any such permits and approvals to DoITT upon request.

            2.4.3 Public Works and Improvements

                  Nothing in this Agreement shall abrogate the right of the City to perform any public works or public improvements of any description. In the event that the System interferes with the construction, operation, maintenance, repair or removal of such public work or public improvements, the Company shall, at its own cost and expense (unless, dedicated funds have been provided to the City specifically for such purpose), upon reasonable notice from the City, promptly protect or alter or relocate the System, or any part thereof, as directed by the City. In the event that the Company refuses or neglects to so protect, alter or relocate all or part of the System, the City shall have the right, upon notice by the City, to break through, remove, alter, relocate all or any part of the System without any liability to the Company, and the Company shall pay to the City the costs incurred in connection with such breaking through, removal, alteration, or relocation.

            2.4.4 No Waiver

                  Nothing in this Agreement shall be construed as a waiver of any codes, ordinances or regulations of the City or of the City's right to require the Company or Persons utilizing the System to secure the appropriate permits or authorizations for such use, provided that no fee or charge may be imposed upon the Company for any such permit or authorization, other than the standard fees or charges generally applicable to all Persons for such permits or authorizations. Any such standard fee or charge shall not be an offset against the compensation the Company is required to pay to the City pursuant to Section 7 of this Agreement.

            2.4.5 No Release

                  Nothing in this Agreement shall be construed as a waiver or release of the rights of the City in and to the Inalienable Property of the City. In the event that all or part of the Inalienable Property within the Franchise Area is eliminated, discontinued, closed or demapped, all rights and privileges granted pursuant to this Agreement with respect to said Inalienable Property, or any part thereof so eliminated, discontinued, closed or demapped, shall cease upon the effective date of such elimination, discontinuance, closing or demapping. If said elimination, discontinuance, closing or demapping is undertaken for the benefit of any private Person, the City shall make reasonable efforts to condition its consent to said elimination, discontinuance, closing or demapping on the agreement of said private Person to (i) grant the Company the right to continue to occupy and use said Inalienable Property or (ii) reimburse the Company for the reasonable costs of relocating the affected part of the System.

      2.5 Renegotiation of Agreement

                  (a) Each party shall have the right, any one time following the date seven (7) years after the Original Agreement Date and upon six
      (6) months notice to the other party, to require the renegotiation of the terms of Sections 7 and 8 hereof based on changes in technological, legal, regulatory or market conditions that have occurred since the Effective Date, provided, however, that any renegotiated terms shall apply only prospectively to any contracts entered into by the Company with customers following the effective date of the renegotiated terms. The parties shall, during renegotiation of said Sections under this Section 2.5, negotiate in good faith.

                  (b) If, despite such good faith negotiations, the parties fail to reach an agreement that is reasonably acceptable to both parties within a reasonable period, then either party shall have the right, by notice to the other, that the term of this Agreement and the franchise granted hereunder shall be accelerated and shall terminate on the date which is one half of the number of days between the date of such notice and the fifteenth anniversary of the Original Agreement Date.

                  (c) The parties' rights pursuant to this Section 2.5 shall be cumulative and shall be in addition to and not in derogation of all other rights reserved under other provisions of this Agreement.

                              SECTION 3 -- SERVICE

      3.1 No Interference

            In the operation of the System, the Company shall not interfere with the technical operation of any other telecommunications system in the City.

      3.2 No Monopoly

            If, at any time during the Term, it is finally determined by a court of competent jurisdiction (not subject to further appeal) that the distribution or provision of any Service in the Franchise Area by the Company or any Affiliated Person, or any other action in connection with the operation of the System, has tended to create or has created a monopoly or a restraint of trade in violation of law, such determination shall be deemed to be an Event of Default under this Agreement. In such event, in addition to pursuing any of the actions set forth in Section 11.2 hereof, DoITT may issue a directive to correct such conditions, consistent with this Agreement and the determination of the court, without following the procedural requirements of Sections 11.2.2 and
11.2.3 hereof.

      3.3 No Discrimination

            The Company shall not discriminate in the provision of Services on the basis of race, creed, color, national origin, sex, age, handicap, marital status, or real or perceived sexual orientation.

      3.4 Service

            The Company agrees to market its Services on the System throughout the Term. In the event the Company, with the consent of the City, sells or otherwise transfers the System Control thereof to any Person, the City or the City's assignee, or in the event the franchise terminates, the Company shall transfer the System in an orderly manner in order to maintain continuity of Service to the City and to other Customers.

                           SECTION 4 - TARIFF FILINGS

      4.1 Tariffs

            The Company shall from time to time at the reasonable request of the City provide the City with a copy of any tariff filed by the Company with respect to any services offered in the Franchise Area and provide a reasonable response to any City request for an explanation of the nature or applicability of such tariff.

              SECTION 5 -- CONSTRUCTION AND TECHNICAL REQUIREMENTS

      5.1 General Requirement

            The Company agrees to comply with each of the terms set forth in this Section governing construction and technical requirements for its System, in addition to any other requirements or procedures specified by the Commissioner and which are not inconsistent with any express provision of this Agreement.

      5.2 Quality

            All work involved in the construction, operation, maintenance, repair, upgrade and removal of the System shall be performed in a safe, thorough and reliable manner using materials of good and durable quality. If, at any time, it is reasonably determined by the City or any other agency or authority of competent jurisdiction that nay part of the System, including, without limitation, any means used to distribute Signals over or within the System, is harmful to the public health or safety, then the Company shall, at its own cost and expense, take all steps necessary to correct all such conditions.

      5.3 Licenses and Permits

            The Company shall have the sole responsibility for diligently obtaining, at its own cost and expense, all permits, licenses or other forms of approval or authorization necessary to construct, operate, maintain, upgrade or repair the System, including but not limited to any necessary approvals from Persons to use private property, easements, poles and conduits. The Company shall obtain any required permit, license, approval or authorization prior to the commencement of the activity for which the permit, license, approval or authorization is required.

      5.4 Relocation of the System

            5.4.1 New Grades or Lines

                  If the grades or lines of any Inalienable Property within the Franchise Area are changed at any time during the Term in a manner affecting the System, then the Company shall, at its own cost and expense, and upon reasonable notice by the City, promptly protect or promptly alter or relocate the System, or part thereof, so as to conform with such new grades or lines. In the event that the Company unreasonably refuses or neglects to so protect, alter or relocate all or part of the System, the City shall have the right to break through, remove, alter or relocate such part of the System without any liability to the Company, and the Company shall pay to the City the costs incurred in connection with such breaking through, removal, alteration or relocation.

            5.4.2 City Authority to Move Wires

                  The City may, at any time, in case of fire, disaster or other emergency, as determined by the City in its reasonable discretion, cut or move any other optical fibers, wires, cable, amplifiers, appliances or other parts of the System on, over or under the Inalienable

Property of the City, in which event the City shall not be liable therefor to the Company. The City shall notify the Company in writing prior to, if practicable, but in any event as soon as possible and in no case later than the next business day following any action taken under this Section 5.4.2.

            5.4.3 Company Required to Move Wires

                  The Company shall, upon prior written notice by the City or any Person holding a permit to move any structure, and within the time that is reasonable under the circumstances, temporarily move its wires to permit the moving of said structure. The Company may impose a reasonable charge on any Person other than the City for any such movement of its wires.

      5.5 Protect Structures

            In connection with the construction, operation, maintenance, repair, upgrade or removal of the System, the Company shall, at its own cost and expense, protect any and all existing structures belonging to the City and all designated landmarks, as well as all other structures within any designated landmark district. The Company shall obtain the prior approval of the City before altering any water main, sewerage or drainage system, or any other municipal structure on, over or under the Inalienable Property of the City required because of the presence of the System. Any such alteration shall be made by the Company, at its own cost and expense and in a manner prescribed by the City. The Company agrees that it shall be liable, at its own cost and expense, to replace or repair and restore to its prior condition in a manner as may be reasonably specified by the City, any municipal structure or any other Inalienable Property of the City involved in the construction, operation, maintenance, repair, upgrade or removal of the System that may become disturbed or damaged as a result of any work thereon by or on behalf of the Company pursuant to this Agreement.

      5.6 No Obstruction

            In connection with the construction, operation, maintenance, upgrade, repair or removal of the System, the Company shall not unreasonably obstruct the inalienable Property of the City, subways, railways, passenger travel, river navigation, or other traffic to, from or within the Franchise Area without the prior consent of the appropriate authorities..

      5.7 Safety Precautions

            The Company shall, at its own cost and expense, undertake all necessary and appropriate efforts to prevent accidents at its work sites, including the placing and maintenance of proper guards, fences, barricades, security personnel and suitable and sufficient lighting.

      5.8 Performance Bond/Security Fund

            5.8.1 General Requirements

                  Prior to the execution of this Agreement, the Company shall have deposited with the Comptroller an irrevocable, unconditional letter of credit and surety bond which together total two million dollars ($2,000,000). Such $2,000,000 constitutes the Company's Performance Bond/Security Fund. A minimum of one million dollars ($1,000,000) of this amount shall be in the form of a surety bond, and the Company may, at it discretion, further increase the proportion of the Performance Bond/Security Fund that is in the form of a surety bond so long as at least two hundred fifty thousand dollars ($250,000) of the Performance Bond/Security fund remains in the form of a letter of credit. The total amount of the Performance Bond/Security Fund may be reduced to one million dollars ($1,000,000), which must consist of at least a two hundred fifty thousand dollar ($250,000) letter of credit, following the date 30 days after completion by the Company of the Initial Backbone. Throughout the Term, and for one hundred twenty
(120) days thereafter, unless the City notifies the Company that a reasonable longer period shall apply, the company shall maintain the Performance Bond/Security Fund in the amount specified in this Section 5.8. At any time during the Term, the City may, acting reasonably, require the Company to increase the amount of the Performance Bond/Security Fund if it finds that new risk factors exist, such as an increase in the amount of compensation payments to be made pursuant to Section 7.1 hereof or the failure of the Company to perform any of its obligations pursuant to Section 7.1 hereof or the failure of the Company to perform any of its obligations pursuant to this Agreement, which reasonably necessitate an increase in the amount of the Performance Bond/Security Fund.

            5.8.2 Indemnification

                  The Performance Bond/Security Fund shall indemnify the City, up to the full face amount of the Performance Bond/Security Fund, for: (i) the cost to continue any construction of the portion of the System being constructed for the City pursuant to Section 7.1.1(b) herein and Appendix E hereof; (ii) the cost of maintaining operation of the System following a termination of this Agreement as a result of a default by the Company, pursuant to Section 11.3 hereof, in excess of all net revenue actually received through the continued operation of the System during said period; (iii) any loss or damage to any municipal structure or other Inalienable Property of the City during the course of any construction of the System; (iv) any other costs, or loss or damage actually incurred by the City as a result of the Company's failure to perform its obligations pursuant to this Agreement; and (v) the removal of all or any part of the System from the Inalienable Property of the City, as authorized by this Agreement.

            5.8.3 Other Purposes

                  The Performance Bond/Security Fund shall also serve as security for:

                  (a) the faithful performance by the Company of all terms, conditions and obligations of this Agreement;

                  (b) any expenditure, damage, or loss incurred by the City occasioned by the Company's failure to comply with all rules, regulations, orders, permits and other directives of the City and the Commissioner issued pursuant to this Agreement;

                  (c) payment of compensation set forth in Section 7 hereof;

                  (d) the payment of premiums for the liability insurance required pursuant to Section 10 hereof;

                  (e) the removal of the System from the Inalienable Property of the City at the termination of the Agreement; at the election of the City, pursuant to Section 11.4 hereof;

                  (f) the Payment to the City of any amounts for which the Company is liable pursuant to Section 10.1.1 hereof which are not paid by the Company's insurance;

                  (g) the payment of any other amounts which become due to the City pursuant to this Agreement or law;

                  (h) the timely renewal of the letter of credit that constitutes the Performance Bond/Security Fund; and

                  (i) any costs, losses or damages incurred by the City as a result of a default of the Company's obligations under this Agreement.

            1.1.4 Withdrawals from the Performance Bond/Security Fund

                  In accordance with the procedures set forth in Sections 5.8.5,
11.2 and 11.3, the Comptroller, upon the direction of the Commissioner, may make withdrawals from the Performance Bond/Security Fund and pay to the City such amount for the satisfaction of obligations under Section 5.8.2 hereof, or for the purposes specified in Section 5.8.3 hereof. Withdrawals from the Performance Bond/Security Fund shall not be deemed a cure of the default(s) that led to such withdrawals. The City may not seek recourse against the Performance Bond/Security Fund for any costs or damages for which the City has previously been compensated through a withdrawal from the Performance Bond/Security Fund or otherwise by the Company.

            5.85 Notice of Withdrawals

                  Within one (1) week after any withdrawals from the Performance Bond/Security Fund, the Comptroller shall notify the Company of the date and amount thereof, provided, however, that the City shall not make any withdrawals by reason of any breach for which the company has not been given notice. The withdrawal of amounts from the Performance Bond/Security Fund shall constitute a credit against the amount of the applicable liability of the Company to the City but only to the extent of said withdrawal.

            5.86 Replenishment

                  Within thirty (30) days after receipt of notice from the Comptroller that any amount has been withdrawn from the Performance Bond/Security Fund letter of credit, as provided in Section 5.8 hereof, the Company shall restore the Performance Bond/Security Fund to the amount specified in Section 5.8.1 hereof, provided that, if a court finally determines that said withdrawal by the City was improper, the City shall refund the improperly withdrawn amount to the Performance Bond/Security Fund or to the Company such that the balance in the Performance Bond/Security Fund shall not exceed the amount specified in Section 5.8.1 hereof. In case of such an improper withdrawal, the Company shall receive any interest accrued on the amount improperly withdrawn from the time of withdrawal to the time of refund to the Fund. If the Company has not made the required restoration to the Performance Bond/Security Fund within such thirty (30) day period, interest on said amount shall accrue at the rate specified in Section 7.4 hereof, to commence at the completion of such 30-day period. The Comptroller may withdraw from the Performance Bond/Security Fund and pay to the City such interest periodically up to the date on which the Company makes the required principal payment, provided that the Company shall not be obligated to pay such interest with such principal payment to the extent such interest has been already withdrawn by the Comptroller.

            5.8.7 Not a Limit on Liability

                  The obligation to perform and the liability of the Company pursuant to this Agreement shall not be limited by the acceptance of the Performance Bond/Security Fund required by this Section 5.8.

            5.8.8 Form

                  The Performance Bond/Security Fund does, and any replacement bond shall, contain the following endorsement: "It is hereby understood and agreed that this bond may not be cancelled or not renewed by the surety nor the intention to cancel or not to renew be stated by the surety until ninety (90) days after completion of construction of the Initial Backbone and notwithstanding the foregoing, shall in no case be cancelled or not renewed by the surety until at least ninety (90) days' written notice is given to the City of surety's intention to cancel or not renew this bond." Notwithstanding the preceding, the letter of credit portion of the Performance Bond/Security Fund shall not be cancelled or not renewed by the issuer until at least sixty (60) days' notice to the City of the issuer's intention to cancel or not renew the letter of credit.

                     SECTION 6 -- EMPLOYMENT AND PURCHASING

      6.1 Right to Bargain collectively

            The Company agrees to recognize the right of its employees to bargain collectively through representatives of their own choosing in accordance with applicable law. The Company shall recognize and deal with the representatives duly designated or selected by a majority of its employees for the purpose of collective bargaining with respect to rates of pay, wages, hours of employment or any other terms, conditions or privileges of employment. The Company shall not dominate, interface with, participate in the management or control of, or give financial support to any union or association of its employees.

      6.2 Local Preference

            The company shall, at its own cost and expense, develop and maintain a plan for the recruitment, education, training and employment of residents of the City, for the opportunities to be created by the construction, operation, marketing and maintenance of the System. Such recruitment activities shall include provisions for the posting of employment and training opportunities at appropriate City agencies responsible for encouraging employment of City residents. Such plan shall be designed so as to ensure the promotion of equal employment opportunity for all qualified Persons employed by, or seeking employment with, the Company.

Such plan shall be updated from time to time as the City deems reasonably necessary. The Company shall, throughout the Term, implement such plan at its own cost and expense, by ensuring, to the maximum feasible extent, the recruitment, education, training, and employment of City residents.

      6.3 City Vendors

            To the maximum feasible extent, after taking into account price and quality considerations, the Company shall utilize vendors located in the City in connection with the construction, operation, marketing and maintenance of the System. The Company shall, after taking into account price and quality considerations, in the purchase of comparable materials, equipment, services or supplies of any nature, give effect to a preference for such items which are assembled, manufactured, or otherwise produced, in whole or in part, within the City.

      6.4 Equal Employment Opportunity

            The Company agrees to comply in all respects with the provisions of the Mayor's Executive Order No. 50 (April 25, 1980) (codified at Title 10 Sections 1-14 of the Rules of the City of New York) and City Administrative Code 6-108.1 (1984) and all rules and regulations promulgated thereunder collectively, the "EEO Requirements"), as such EEO Requirements may be amended, modified or superseded throughout the Term. Notwithstanding that the EEO Requirements may not apply on their face to the Company as a franchisee of the City, the Company shall comply in all respects with the provisions of such EEO Requirements and successor and replacement laws, orders and regulations adopted following the Effective Date. As required by said Executive Order No. 50, the provisions of Sections 50.30 and 50.31 of the Final Rule implementing said Order are incorporated herein by this reference. The Company agrees to make a reasonable inquiry and to engage in reasonable compliance monitoring efforts with all unions to ensure that all contractors and subcontractors comply with the required contractual language in Section 6.5. The Company shall not contract with and shall discontinue any contract entered into after the Effective Date with any union, contractor or subcontractor that refuses to agree to or fails to comply with the contractual language in Section 6.5.

      6.5 Local law 33

            The Company agrees to comply in all respects with the provisions of the Local Law 33 of 1997 and all rules or regulations promulgated thereunder, as such law and all rules or regulations may be amended, modified or succeeded throughout the term. Notwithstanding that Local Law 33 may not apply on its face to the company as a franchisee of the City, the Company shall comply in all respects with the provisions of such Law and rules or regulations and successor and replacement laws, and rules or regulations adopted following the Effective Date.

      6.6 Enforcement

            The Company shall take steps to ensure that the requirements of
Section 6.4 hereof are adhered to by each union with which the company deals, each officer, employee, agent, contractor or subcontractor of the Company, and each Person performing work pursuant to this Agreement with respect to the System for, on behalf of, or at the discretion of the Company.

The requirements of Section 6.4 hereof shall apply to every contract relating to the System between the Company and: (i) any union; (ii) any contractor; (iii) any subcontractor; or (iv) any Person with which any of the foregoing Persons has a relationship in connection with any aspect of the System. To comply with the obligations of this Section 6.6, the Company shall include, in all contracts described in the foregoing sentence which are entered into following the Effective Date (which shall include any renewals, amendments and modifications of existing contracts), the following language, stating that such party: "has received a copy of Section 6 of a certain agreement by and between the City of New York and the Company dated as of _______, 2000, granting to the Company a nonexclusive franchise providing the right and consent to install cable, wire, Fiber or other transmission medium that may be used in lieu of cable, wire or Fiber for the same purposes and related equipment and facilities on, over and under the Inalienable Property of the City within the Franchise Area to provide Telecommunications Services and agrees to comply with each term, condition and requirement of Section 6 of such agreement, which terms, conditions and requirements are deemed to be incorporated herein by this reference."

                  SECTION 7 -- COMPENSATION AND OTHER PAYMENTS

      7.1 Compensation

            7.1.1 Compensation

                  As compensation for the franchise, the Company shall have the following obligations:

                  (a) Franchise Fee. The Company's obligation to pay franchise fees shall commence on the Completion Date. For purposes of this Section 7.1, the Completion Date shall be the earlier of the date of completion of the Initial Backbone or the second anniversary of the Original Agreement Date. Commencing on the Completion Date, the Company shall pay to the City five percent (5%) of Gross Revenue each year during the Term.

                        During each year of the Term following the Completion Date, the Company's compensation payments pursuant to this Section 7.1.1(a) shall not be less than $200,000.00 (two hundred thousand dollars) per annum. Such minimum payment, however, shall be prorated if necessary to reflect a partial first or last year of the franchise. To the extent that the sum of all payments pursuant to this Section 7.1.1(a) with respect to any year is less than said minimum payment, then the Company's compensation payment to be made within forty-five (45) days of the last day of December of said year pursuant to Section 7.1.2 shall include an amount which brings the total amount paid with respect to said year up to said minimum payment.

                  (b) Services to City. The Company shall provide Services to the City, and observe its other obligations, as specified in Appendix E to this Agreement. The Company expressly acknowledges and agrees that neither the provision of Services to the City nor the satisfaction of other obligations specified in Appendix E to this Agreement shall be chargeable against the franchisee fees to be paid to the City by the Company pursuant to Section 7.1.1(a) hereof.

            7.1.2 Timing

                  (a) All payments made pursuant to Section 7.1.1(a) hereof shall be made on a quarterly basis within forty-five (45) days of the close of each calendar quarter. The Company shall in good faith estimate each quarterly payment based on anticipated revenues for that quarter.

                  (b) Within sixty (60) days following the end of the calendar year, the Company shall calculate the exact fee due to the City pursuant to section 7.1.1(a) hereof for said calendar year. Should the total calculated franchise fee for the year exceed the estimated quarterly payments made by the Company for the year, the Company shall, within the 60-day period following the end of the calendar year, remit to the City any balance due. Should the estimated quarterly payments made by the Company for the year exceed the total calculated franchise fee for the year, the City will remit the overpayment within thirty (30) days following notice form the Company of the balance due.

                  (c) In no case shall the estimated quarterly payments to be paid pursuant to paragraph (a) of this Section 7.1.2 be less than one-forth (1/4) of the total calculated franchise fee based on Section 7.1.1(a) thereof for the preceding calendar year.

            7.1.3 Records and Audits

                  The Company shall keep comprehensive itemized records of all revenues received and of all Services provided, in sufficient detail to enable the City to determine whether all compensation owed to the City pursuant to
Section 7.1 is being paid to the City.

            7.1.4 Reservation of Rights

                  No acceptance of any compensation payment by the City shall be construed as an accord and satisfaction that the amount paid is in fact the correct amount, nor shall such acceptance of any payment be construed as a release of any claim that the City may have for further or additional sums payable under the provisions of this Agreement. All amounts paid shall be subject to audit and recomputation by the City.

            7.15 Ordinary Business Expense

                  Nothing contained in this section 7.1 or elsewhere in this Agreement is intended to prevent the company from treating the compensation and other payments that it may pay pursuant to this Agreement as an ordinary expense of doing business and, accordingly, form deducting said payments from gross income in any City, state, or federal income tax return.

      7.2 Other Payments

            7.2.1 Franchising Costs

                  The company has, prior to the execution of this Agreement, paid a portion of the Company's pro rata share of costs incurred by the City for the services of third parties (including, without limitation, attorneys and other consultants) in connection with the award of this franchise. Within thirty
(30) days after receipt of an itemized and detailed invoice for services rendered, the Company shall pay to DoITT, or at the direction of the Commissioner to third party, the company's pro rata share of all remaining reasonable costs and expenses incurred by the City for the services of third parties (including, without limitation, attorneys and other consultants) in connection with the award of this franchise. The company expressly agrees that the payments referred to in this Section 7.2.1 are in addition to and not in lieu of, and shall not be offset against, the compensation to be paid to the City by the Company pursuant to Section 7.1 hereof.

            7.2.2 Future Costs

                  7.2.3 The Company shall pay to the City or to third parties, at the direction of the commissioner, an amount equal to the reasonable costs and expenses which the City incurs for the services of third parties (including but not limited to attorneys and other consultants) in connection with any renewal or Company-initiated renegotiation, transfer, amendment or other modification of this Agreement or the franchise, provided, however, that in the case of renewal only, the parties shall agree upon a reasonable financial cap at the outset of negotiations. The Commissioner shall review the contested charges and the services rendered and shall reasonably determine whether such charges are reasonable for the services rendered. The Company expressly agrees that the payments made pursuant to this Section 7.2 are in addition to and not in lieu of, and shall not be offset against, the compensation to be paid to the City by the Company pursuant to Section 7.1 hereof.

            7.3 No Credits or Deductions

                  (a) The Company expressly acknowledges and agrees that:

                        (i) The compensation and other payments to be made or
            Services to be provided pursuant to this Section 7 shall not be deemed to be in the nature of a tax, and shall be in addition to any and all taxes or other fees or charges which the Company or any Affiliated Person shall be required to pay to the City or to any state or federal agency or authority, all of which shall be separate and distinct obligations of the Company; and

                        (ii) The Company expressly relinquishes and waives its
            rights and the rights of any Affiliated Person to a deduction or other credit pursuant to Section 626 of the New York State Real Property Tax Law and any successor or amendment thereto, and to any subsequent law, rule, regulation, or order which would purport to permit any of the acts prohibited by this Section 7.3; and

                        (iii) Except as might be permitted by Section 7.1.5, the
            Company shall not, and shall not otherwise support any attempt by an Affiliated Person to make any claim for any deduction or other credit of all or any part of the amount of the compensation or other payments to be made or Services to be provided pursuant to this Agreement from or against any City or other governmental taxes of general applicability or other fees or charges which the Company or any Affiliated Person is required to pay to the City or other governmental agency; and

                        (iv) Except as might be permitted by Section 7.1.5, the
            Company shall not, and shall not otherwise support any attempt by an Affiliated Person to apply or seek to apply all or any part of the amount of the compensation or other payments to be made or Services to be provided pursuant to this Agreement as a deduction or other credit from or against any City or other government taxes of general applicability (other than income taxes) or other fees or charges, each of which shall be deemed to be separate and distinct obligations of the Company and the Affiliated Persons.

                  (b) In any situation where the Company believes the effect of this Section 7.3 is unduly harming, in a manner inconsistent with the intent of this Section 7.3, an Affiliated Person of the Company, the Company may petition the City for relief, and such relief shall not be unreasonably withheld.

      7.4 Interest on Late Payments

            In the event that any payment required by this Agreement is not actually received by the City on or before the applicable date fixed in this Agreement, interest thereon shall accrue from such date until received at a rate equal to the rate of interest then in effect charged by the City for late payments of real estate taxes.

      7.5 Method of Payment

            Except as provided elsewhere in this Agreement, all payments made by the Company to the City pursuant to this Agreement shall be made to the City's Department of Finance, with a copy to DoITT.

      7.6 Continuing Obligation and Holdover

                  (a) In the even the Company continues to operate all or any part of the System after the Term, then the Company shall continue to comply with all applicable provisions of this Agreement, including, without limitation, all compensation and other payment provisions of this Agreement, throughout the period of such continued operation, provided that any such continued operation shall in no way be construed as a renewal or other extension of this Agreement or the franchise granted pursuant to this Agreement, nor as a limitation on the remedies, if any, available to the City as a result of such continued operation after the Term, including, but not limited to, damages and restitution.

                  (b) In the event this Agreement terminates for any reason whatsoever and the Company fails to cease providing Service over the System, the City, in addition to all other remedies available to it under this Agreement or by law, shall be entitled to receive all payments it is entitled to receive under this Agreement including, but not limited to, the compensation set forth in Section 7.

                     SECTION 8 -- OVERSIGHT AND REGULATION

      8.1 Protection from Disclosure

            To the extent permissible under applicable law, the City shall protect from disclosure any confidential, proprietary information submitted to the City under this Agreement or made available to the City pursuant to Sections 8.5, 8.7.1 and 8.7.2, provided that the Company notifies the City of, and clearly labels, the information which the Company deems to be confidential, proprietary information. Such notification and labeling shall be the sole responsibility of the Company.

      8.2 Oversight

            The City shall have the right to oversee, regulate and inspect periodically the construction, maintenance, operation and upgrade of the System, and any part thereof, in accordance with the provisions of this Agreement and applicable law. The Company shall establish and maintain managerial and operational records, standards, procedures and controls to enable the Company to prove, in reasonable detail, to the satisfaction of the City at all times throughout the Term, that the Company is in compliance with this Agreement. The Company shall retain such records for not less than six (6) years following their creation, and for such additional period as DoITT may direct.

      8.3 Notification to City

                  (a) The Company shall, upon the request of the Commissioner, but no more frequently than once a year, provide DoITT with a report describing the Services offered and classes of customers served by the Company during the previous twelve months. Further, such report shall describe the Company's plans for the coming twelve months with regard to new Services that the Company reasonably anticipates might be offered or new classes of customers that the Company reasonably anticipates might be served. Notwithstanding the requirements of this
      Section 8.3(a), the Company shall provide to the City, upon the City's request, any additional information that the City reasonably deems necessary during the Term.

                  (b) The Company shall also, on an annual basis, provide DoITT with a report describing any construction or installation of cable, wire, Fiber or other transmission medium that may be used in lieu of cable, wire or Fiber for the same purposes, or related equipment and facilities, in any areas outside of the Initial Backbone, that has occurred during the previous twelve months. Such report shall also describe the Company's reasonably anticipated plans for such construction and installation for the coming twelve months. Notwithstanding the requirements of this Section 8.3(b), the Company shall provide to the City, upon the City's request, any additional information that the City reasonably deems necessary during the Term. It is not anticipated that confidential information will be required under this Section 8.3(b).

      8.4 Regulation by City

            To the full extent permitted by applicable law either now or in the future, the City reserves the right to adopt or issue such rules, regulations, orders, or other directives governing telecommunications that are consistent with the terms of this Agreement and that it finds necessary or appropriate in the lawful exercise of its police powers, and the Company expressly agrees to comply with all such lawful rules, regulations, orders, or other directives.

      8.5 Reports

            8.5.1 Status Reports

                  The Company shall submit to DoITT reports describing, in detail, the status of the construction of the Initial Backbone every six (6) months from the Effective Date until its substantial completion. The Company shall, upon substantial completion of the Initial Backbone, notify the Commissioner in writing.

            8.5.2 Financial Reports

                  The Company shall submit to the Comptroller and DoITT not later than three (3) months after the end of each annual fiscal period, a copy of the Company's annual financial statements for such period which statements shall be signed by the Chief Financial Officer of the Company, provided, however, that the Comptroller may also require such statements to be audited and certified by an independent certified public accountant in accordance with generally accepted accounting principles. Such statements shall be accurate and complete. The Company shall be permitted to provide consolidated financial statements in satisfaction of this Section 8.5.2.

            8.5.3 Ownership Reports

                  The Company shall promptly report to the City any change in ownership of the Company which is inconsistent with the description of ownership set forth in Appendix G hereof.

            8.5.4 Additional Reports

                  The Company shall submit to DoITT, upon the request of the Commissioner, but no more frequently than once a year, a report describing the Company's compliance with its obligations under Sections 6.2 and 6.3 hereof. Such report shall be accurate and complete.

            8.5.5 Additional Information and Reports

                  Upon the request of the Commissioner, the Company shall promptly submit to DoITT any information or report reasonably related to the Company's obligations under this Agree, its business and operations, or those of any Affiliated Person, with respect to the System or its operation, or any Service distributed over the System, in such form and containing such information as the Commissioner shall specify. such information or report shall be accurate and complete.

      8.6   Additional Filings

            The Company shall provide upon the request of the Commissioner, but no more frequently than once a year, to DoITT a list of any and all material communications, public reports, petitions or other filings, either received from or submitted to any municipal, county, state or federal agency or official (and any response thereto submitted by or received by the Company), which materially affects the operation of the System or any Service or the Company's representations and warranties set forth herein, but not including tax returns or other filings which are confidential. Upon the request of DoITT, the Company shall promptly, but in no case later than ten
(10) business days following the request, deliver to DoITT a complete copy of any item on said list.

      8.7 Books and Records/Audit

            8.7.1 Books and Records

                  Throughout the Term, the Company shall maintain complete and accurate books of account and records of the business, ownership, and operations of the Company with respect to the System in a manner that allows the City at all times to determine whether the Company is in compliance with the Agreement. Should the City reasonably determine that the records are not being maintained in such a manner, the Company shall alter the manner in which the books and/or records are maintained so that the Company comes into compliance with this Section. All financial books and records which are maintained in accordance with the regulations of the PSC and generally accepted accounting principles shall be deemed to be acceptable under this Section. The Company shall also maintain and provide such additional books and records as the Comptroller or the Commissioner deem reasonably necessary to ensure proper accounting of all payments due the City.

            8.7.2 Right of Inspection

                  The Commissioner and the Comptroller, or their designated representatives, shall had the right to inspect, examine or audit during normal business hours and upon reasonable notice to the Company under the circumstances, all documents, orecords or other information which pertain to the Company or any Affiliated Person with respect to the System, its operation, its employment and purchasing practices, Services distributed over the System, and with respect to the Company's obligations pursuant to this Agreement. All such documents shall be made available within New York City or in such other place that the City may agree upon in writing in order to facilitate said inspection, examination, or audit, provided, however, that is such documents are located outside of the City, then, upon notice to the Company, the Company shall pay the reasonable expenses incurred by the Commissioner, the Comptroller or their designated representatives in travelling to such location. All of such documents shall be retained by the Company for a minimum of six (6) years following termination of this Agreement. Access by the City to any of the documents covered by this Section
8.7.2 shall not be denied by the Company on grounds that such documents are alleged by the Company to contain confidential, proprietary or privileged information, provided that this requirement shall not be deemed to constitute a waiver of the Company's right to assert that confidential, proprietary or privileged information contained in such documents should not be disclosed, subject to Section 8.1 hereof. In order to determine the validity of such assertion and withholding by the Company, the City agrees to review the alleged proprietary information, and/or a log of the documents believed by the Company to be privileged reflecting sufficient information to establish the privilege claimed, at the Company's premises and, in connection with such review, to limit access to the alleged proprietary information to those individuals who require the information in the exercise of the City's rights under this Agreement. If the Corporation Counsel of the City concurs with the Company's assertion regarding the proprietary nature of such information, the City will hold such information in confidence to the extent authorized by and in accordance with applicable law and will not remove from the Company's premises the proprietary portion of any document or other intangible thing that contains such proprietary information. If the Corporation counsel of the City concurs with the Company's assertion regarding the privileged nature of such information, then the Company will not be required to disclose such information. If the Corporation Counsel of the City does not concur with such assertions, then the Company shall promptly provide such documents, including the alleged proprietary or privileged portion thereof, to the City, provided that the Company shall not be required to provide the proprietary or privileged portion thereof during the pendency of any court challenge to such provision.

      8.8 Compliance with "Investigations Clause"

            The Company agrees to comply in all respects with the City's "Investigations Clause," a copy of which is attached at Appendix F hereto.

        SECTION 9 - RESTRICTIONS AGAINST ASSIGNMENT AND OTHER TRANSFERS

      9.1   Transfer of Interest

            Except as provided in Section 96 hereof and Appendix G hereto, and excepting conveyances and leases of real or personal property in the ordinary course of the operation of the System (but not excepting leases which by their size or nature are the functional equivalent of transfers of the System), neither the franchise granted herein nor any rights or obligations of the Company in the System or pursuant to this Agreement shall be encumbered, assigned, sold, transferred, pledged, leased, sublet, or mortgaged in any manner, in whole or in part, to any Person, nor shall title therein, either legal or equitable, or any right or interest therein, pass to or vest in any Person, either by act of the Company, by act of any Person holding Control of or any interest in the Company or the System or the franchise granted herein, by operation of law, or otherwise, without the prior written consent of the City pursuant to the procedures set forth in this Section 9, provided that the City shall consider any such action in accordance with its usual procedural rules.

      9.2   Transfer of Control or Stock

            Notwithstanding any other provision of this Agreement, except as provided in Section 9.6 hereof or as set forth in on Appendix G, no change in Control of the Company, the System or the franchise granted herein shall occur after the Effective Date, by act of the Company, by act of any Person holding Control of the Company, the System or the franchise granted herein, by operation of law, or otherwise, without the prior written consent of the City granted pursuant to the procedures set forth in this Section 9. The requirements of Section 9.3 hereof shall also apply whenever any change is proposed of ten percent (10%) or more of the ownership or Control of the Company, the System, the franchise granted herein or of any Person holding Control of the Company or in the System or in the franchise (but nothing herein shall be construed as suggesting that a proposed change of less than ten percent (10%) does not require consent of the City (acting pursuant to the procedures set forth in this Section 9) if it would in face result in a change in Control of the Company, the system or the franchise granted herein), and any other event which could result in a change in ownership or Control of the Company, regardless of the manner in which such ownership or Control is evidenced (e.g., stock, bonds, debt instruments or other indicia of ownership or Control).

      9.3   Petition

            The Company shall promptly notify the Commissioner of any proposed action requiring the consent of the City pursuant to Sections 9.1 or
9.2 hereof or to which this Section 9.3 applies by submitting to the Commissioner, with a copy of the Corporation Counsel, a petition requesting the submission by the Commissioner of such petition to the FCRC and approval thereof by the FCRC or requesting a determination that no such submission and approval is required and its argument why such submission and approval is not required. Each petition shall fully describe the proposed action and shall be accompanied by a justification for the action and, if applicable, the Company's argument as to why such action would not involve a change in Control of the Company, the System or the franchise, and such additional supporting information as the Commissioner and/or the FCRC may reasonably require in order to review and evaluate the proposed action. The Commissioner shall expeditiously review the petition and shall (a) notify the Company in writing if the Commissioner determines that the submission by the Commissioner and the approval of the FCRC is not required or (b) if the Commissioner determines that such submission and approval is required, either (i) notify the Company that the Commissioner does not approve the proposed action and therefore will not submit the petition to the FCRC, or (ii) submit the petition to the FCRC for its approval.

      9.4   Consideration of the Petition

            DoITT and the FCRC, as the case may be, may take such actions as it deems appropriate in considering the petition and determining whether consent is needed or should be granted. In considering the petition, DoITT and the FCRC, as the case may be, may inquire into: (i) the qualifications of each Person involved in the proposed action, (ii) all matters relevant to whether the relevant Person(s) will adhere to all applicable provisions of this Agreement, (iii) the effect of the proposed action on competition; and
(iv) all other matters it deems relevant in evaluating the petition, including whether the Company executed this Agreement under a good faith belief that it would itself carry out the obligations of the Company hereunder. After receipt of a petition, the FCRC may, as it deems necessary or appropriate, schedule a public hearing on the petition. Further DoITT and the FCRC may review the Company's performance under the terms and conditions of this Agreement. The Company shall provide all requested assistance to DoITT and the FCRC in connection with any such inquiry and, as appropriate, shall secure the cooperation and assistance of all Persons involved in said action.

      9.5   Conditions

            As a condition to the granting of any consent required by this
Section 9, the Commissioner and/or the FCRC may: (i) upon a determination that the Company did not execute this Agreement under a good faith belief that it would itself carry out the obligations of the Company pursuant to this Agreement, require the Company of any Affiliated Person to pay to the City part or all of the profits earned or to be earned by such Person in connection with, upon the completion of, or as a result of, any of the actions described in Sections 9.1 or 9.2 hereof with respect to any of such actions which occur within the four (4) years after the Effective Date; and
(ii) require that each Person involved in any action described in Sections
9.1 or 9.2 hereof shall execute an agreement, in a form and containing such conditions as may be specified by the City, providing that such Person assumes and agrees to be bound by all applicable provisions of this Agreement and such other conditions which the City deems necessary or appropriate in the circumstances. The execution of such agreement by such Person(s) shall in no way relieve the Company or any other transferor involved in any action described in Sections 9.1 or 9.2 hereof, of its obligations pursuant to this Agreement.

      9.6   Permitted Encumbrances

            Nothing in this Section 9 shall be deemed to prohibit any assignment, pledge, lease, sublease, mortgage, or other transfer of all or any part of the System, or any right or interest therein, for financing or refinancing purposes, provided that each such assignment, pledge, lease, sublease, mortgage, or other transfer shall be subject to the rights of the City pursuant to this Agreement and applicable law. The consent of the City shall not be required with respect to any transfer to, or taking of possession by, any banking or lending institution which is s secured creditor of the Company or all or any part of the System pursuant to the rights or such secured creditor under
Article 9 of the Uniform Commercial Code, as in effect in the State of New York, and, to the extent that the collateral consists of real property, under the New York Real Property Law; provided, further that, the City's rights are in no way adversely affected or diminished.

      9.7   Consent Not a Waiver

            The grant or waiver of any one or more of such consents shall not render unnecessary any subsequent consent, nor shall the grant of any such consent constitute a waiver of any other rights of the City, as required in this Section 9.

      9.8   Petitions From Persons Other Than the Company
            Seeking Control Over the Company

            Notwithstanding the foregoing, DoITT reserves the right, on a case-by-case basis, to accept, hear and/or grant petitions for the transfer of Control of the Company, the System or the franchise granted herein from Persons seeking to obtain Control of the Company. Notwithstanding the foregoing, the City shall provide the Company with reasonable notice of any such petitions and the Company shall be afforded the opportunity to respond to any such petitions before the City grants any approval with respect to such petitions, including but not limited to, the hearing or granting of such petitions. The City, its officers, employees, agents, attorneys, consultants and independent contractors shall not be liable to the Company or any other Person for exercising its rights herein. The Company shall be entitled to rely upon publicly filed reports to which it has access in connection with its determination of the applicability of this Section 9.8, except to the extent the Company knows or has reason to believe that any such report is or may be incorrect, or is aware of the information which is the subject of this Section otherwise than as a result of publicly filed reports.

                    SECTION 10 - LIABILITY AND INSURANCE

      10.1  Liability and Indemnity

            10.1.1 Company

                   The Company shall be liable for, and the Company and each Affiliated Person (not including a limited partner or an individual shareholder) shall indemnify, defend and hold the City, its officers, agents, servants, employees, attorneys, consultants and independent contractors (the "Indemnitees") harmless from, any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses (including, without limitation, reasonable attorneys' fees and disbursements), that may be imposed upon or incurred by or asserted against any of the Indemnitees arising out of the construction, operation, maintenance, upgrade, repair or removal of the System or otherwise arising out of or related to this Agreement; provided, however, that the foregoing liability and indemnity obligation of the Company pursuant to this Section 10.1 shall not apply to any willful misconduct or gross negligence of the City, its officers, employees, servants, agents, attorneys, consultants or independent contractors.

Further, it is a condition of this Agreement that the City assumes no liability for liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses (including, without limitation, reasonable attorneys' fees and disbursements) to either Persons or property on account of the same, except as expressly provided herein.

            10.1.2 No Liability for Public Work, etc.

                  None of the City, its officers, agents, servants, employees, attorneys, consultants or independent contractors shall have any liability to the Company for any damage as a result of or in connection with the protection, breaking through, movement, removal, alteration or relocation of any part of the System by or on behalf of the Company or the City in connection with any emergency, public work, public improvement, alteration of any municipal structure, any change in the grade or line of any Inalienable Property of the City, or the elimination, discontinuation, closing or demapping of any Inalienable Property of the City, as provided in Sections 2.4.5 and 5.4 hereof. When reasonably possible, the Company shall be consulted prior to any such activity and shall be given the opportunity to perform such work itself, but the City shall have no liability to the Company in the event it does not so consult the Company. All costs to repair or replace the System, or parts thereof, damaged or removed as a result of such activity shall be borne by the Company; provided, however, that the foregoing obligations of the Company pursuant to this Section 10.1.2 shall not apply to any willful misconduct or gross negligence of the City, its officers, employees, servants, agents, attorneys, consultants or independent contractors.

            10.1.3 No Liability for Damages

                  None of the City, its officers, agents, servants, employees, attorneys, consultants and independent contractors shall have any liability to the Company for any special, incidental, consequential, punitive, or other damages as a result of the proper and lawful exercise of any right of the City pursuant to this Agreement or applicable law, including, without limitation, the rights of the City to terminate, amend, or otherwise modify all or any part of this Agreement or the franchise granted herein; provided, however, that the foregoing limitation on liability pursuant to this Section 10.1.3 shall not apply to any willful misconduct or gross negligence of the City, its officers, employees, servants, agents, attorneys, consultants or independent contractors.

            10.1.4 Defense of Claim, etc.

                  If any claim, action or proceeding is made or brought against any of the Indemnitees by reason of any event to which reference is made in
Section 10.1.1 hereof, then upon demand by the City, the Company shall either resist, defend or satisfy such claim, action or proceeding in such Indemnitee's name, by the attorneys for, or approved by, the Company's insurance carrier (if such claim, action or proceeding is covered by insurance) or by the Company's attorneys. The foregoing notwithstanding, upon a showing that the Indemnitee reasonably requires additional representation, such Indemnitee may engage its own attorneys to defend such Indemnitee, or to assist such Indemnitee in such Indemnitee's defense of such claim, action or proceeding, as the case may be, and the Company shall pay the reasonable fees and disbursements of such attorneys of such Indemnitee.

      1.2 Insurance

            10.2.1 Specifications

                  Prior to the execution of this Agreement, the Company has, at its own cost and expense, obtained and furnished to DoITT, with a copy to the Comptroller, a liability or umbrella insurance policy taking effect no later than the Original Agreement Date, insuring the Company and the City, its officers, agents, servants, employees, attorneys, consultants and independent contractors against each and every form of liability referred to in Section 10.1 herein, in the minimum combined amount of fifty million dollars ($50,000,000), covering bodily injury, including death, personal injury and property damage. Such policy or policies have been issued by companies duly licensed to do business in the State of New York and acceptable to the Comptroller, carrying a rating by Best's of not less than A. The foregoing minimum coverage shall not prohibit the Company from obtaining a liability insurance policy or policies with coverage in excess of such minimum, provided that the City shall be named as an additional insured to the full extent of any limitation contained in any such policy or policies obtained by the Company. The Company shall be permitted to provide evidence of a blanket policy in satisfaction of this Section 10.2.1.

            10.2.2 Maintenance

                  (a) The Company shall continuously maintain one or more liability insurance policies meeting the requirements in Section 10.2.1 hereof throughout the Term and thereafter until completion of removal of the System over, under or on the Inalienable Property of the City to the extent such removal is required pursuant to this Agreement.

                  (b) Each such liability insurance policy shall contain the following endorsement: "It is hereby understood and agreed that this policy may not be canceled nor the intention not to renew be stated until ninety (90) days after receipt by the City, by registered mail, of a written notice of such intent to cancel or not to renew." Within sixty
      (60) days after receipt by the City of any said notice, and in no event later than thirty (30) days prior to any said cancellation, the Company shall obtain and furnish to DoITT, with a copy to the Comptroller, replacement insurance policies in a form reasonably acceptable to DoITT and the Comptroller together with evidence demonstrating that the premiums for such insurance have been paid.

            10.2.3 Adjusted Insurance Coverage

                  The Company agrees to adjust the minimum coverage of the liability insurance policy or policies required by Section 10.2.1 within three
(3) months of notice from the City that the City has reasonably determined that additional amounts or types of insurance are being commonly carried with respect to systems of a size and nature similar to the System or other circumstances have arisen which make it reasonably prudent to obtain such additional amounts or types of insurance.

            10.2.4 Liability Not Limited

                  The liability of the Company and any Affiliated Person (not including a limited partner or an individual shareholder) to the City or any Person for any of the matters which are the subject of the liability insurance policy or policies required by this Section 10.2 shall not be limited by said insurance policy or policies nor by the recovery of any amounts thereunder; provided, however, that the City shall in no case be entitled to duplicative recoveries from different sources.

                   SECTION 11 - SPECIFIC RIGHTS AND REMEDIES

      11.1 Not Exclusive

            The Company agrees that the City shall have the specific rights and remedies set forth in this Section 11. These rights and remedies are in addition to and cumulative of any and all other rights or remedies, existing or implied, now or hereafter available to the City at law or in equity in order to enforce the provisions of this Agreement. Such rights and remedies shall not be exclusive, but each and every right and remedy specifically provided or otherwise existing or given may be exercised from time to time and as often and in such order as may be deemed expedient by the City, except as provided herein. The exercise of one or more rights or remedies shall not be deemed a waiver of the right to exercise at the same time or thereafter any other right or remedy nor shall any such delay or omission be construed to be a waiver of or acquiescence to any default. The exercise of any such right or remedy by the City shall not release the Company from its obligations or any liability under this Agreement, provided, however, that the City shall in no case be entitled to duplicate recoveries from different sources.

      11.2 Default

            11.2.1 Events of Default

                   In addition to any other Event of Default specified herein, any of the following shall constitute an Event of Default:

                   (a) any breach of a provision of the Agreement requiring the Company (i) to replenish the Performance Bond/Security Fund (Section 5.8.6); (ii) to maintain the Performance Bond/Security Fund (Section 5.8);
      (iii) to make any payments to the City; (iv) to maintain a liability insurance policy (Section 10.2); or (v) to provide or furnish information to the City, that is not cured within thirty (30) days after notice pursuant to Section 11.2.2;

                   (b) any substantial breach of a material provision of this Agreement by the Company that is not cured within thirty (30) days after notice pursuant to Section 11.2.2; or

                   (c) any persistent failure by the Company to comply with any of the provisions, terms or conditions of this Agreement or with any rules, regulations, orders or other directives of the City after having received notice of a failure to comply.

            11.2.3 Cure Procedures

                   (a) The Commissioner shall notify the Company, in writing, of any breach under this Agreement, in accordance with Section 13.5 hereof. The notice shall specify the alleged breach(es) with reasonable particularity. The Company shall either (i) within the number of days set forth in the applicable paragraph of Section 11.2.1 hereof, or such longer period of time as the Commissioner may specify in such notice, cure such alleged breach(es); or (ii) in a written response submitted to the Commissioner within fifteen (15) days after the notice of breach, present facts and arguments in refutation or excuse of such alleged failure. The submission of such a response shall toll the running of the applicable cure period as provided in Section 11.2.1 hereof. Notwithstanding the preceding, no Event of Default shall exist if a breach is curable but work to be performed, acts to be done, or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within the cure period provided, so long as the Company shall have commenced curing the same within the cure period provided and shall diligently and continuously prosecute the same promptly to completion.

                   (b) If the Company fails to cure the breach within the applicable cure period, and fails to submit a response to the Commissioner pursuant to subparagraph (a) hereof within the period provided herein for submitting such response, an Event of Default will be deemed to have occurred.

                   (c) If, after the Company makes a response to the Commissioner, the Commissioner determines, in his or her reasonable discretion, that a breach under this Agreement has occurred, the Company shall cure such breach within the balance of the time period to cure that remained when the submission was made. If the Company is not able to cure within the remaining time, the breach will be deemed to be an Event of Default provided, however, that no Event of Default shall exist if a breach is curable but work to be performed, acts to be done, or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within the cure period remaining, so long as the Company shall have commenced curing the same within the cure period provided and shall diligently and continuously prosecute the same promptly to completion.

                   (d) If, as a result of a failure or alleged failure to comply with a material provision of this Agreement, the Company is unable to comply with any other material provision(s) which necessarily and directly arise(s) out of said failure or alleged failure as delineated in said subsections, such inability to comply with such other provision(s) shall not be deemed to be an independent failure to comply with a material provision of this Agreement.

            11.2.3 Remedies of the City

                   (a) Upon an Event of Default, DoITT may:

                        (i) cause a withdrawal from the Performance Bond/
            Security Fund for any specified amount due the City under this Agreement;

                        (ii) assess money damages from the Company as
            compensation for such Event of Default;

                        (iii) revoke the franchise granted pursuant to this
            Agreement by termination of this Agreement;

                        (iv) accelerate the expiration of the Term by decreasing
            the term of the franchise provided in Section 2.1 hereof, provided that the remaining term of the franchise as accelerated pursuant to this Section 11.2.3(a)(iv) shall not be less than twelve (12) months;

                        (v) restrain by injunction, the default or reasonably
            anticipated default by the Company of any provision of this Agreement; and

                        (vi) invoke any other available remedy that would be
            permitted by law.

                  (b) DoITT shall give the Company notice in writing when it determines to pursue one or more remedies, but nothing herein shall prevent DoITT from electing more than one remedy, simultaneously or consecutively, for any default, provided, however, that the City shall in no case be entitled to duplicate recoveries from different sources.

      11.3 Termination

            11.3.1 Termination Events

                  (a) The occurrence of any of the following shall result in termination of the Agreement:

                        (i) the occurrence of any event relating to the
            financial status of the Company which may reasonably lead to the foreclosure or other judicial or nonjudicial sale of all or any material part of the System, and the Company fails to demonstrate to the reasonable satisfaction of the Commissioner within thirty (30) days after notice that such event will not lead to such foreclosure or other judicial or nonjudicial sale;

                        (ii) the condemnation by public authority, other than
            the City or sale or dedication under threat or in lieu of condemnation, of all or substantially all of the System, the effect of which would materially frustrate or impede the ability of the Company to carry out its obligations and the purposes this Agreement and the Company fails to demonstrate to the reasonable satisfaction of the Commissioner, within thirty (30) days after notice that such condemnation, sale or dedication would not materially frustrate or impede such ability of the Company;

                        (iii) except as otherwise provided in Section 9.6, if:
            (A) the Company shall make an assignment of the Company or substantially all of the

            System for the benefit of creditors, shall become and be adjudicated insolvent, shall petition or apply to any tribunal for, or consent to, the appointment of , or taking possession by, a receiver, custodian, liquidator or trustee or similar official pursuant to state or local laws, ordinances or regulations of or for it or any substantial part of its property or assets, including all or any part of the System; (B) a writ or warranty of attachment, execution, distraint, levy, possession or any similar process shall be issued by any tribunal against all or any material part of the Company's property or assets; (C) any creditor of the Company petitions or applies to any tribunal for the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official for the Company or of any material parts of the property or assets of the Company under the law of any jurisdiction, whether now or hereinafter in effect, and a final order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceeding or (D) any final order, judgment or decree is entered in any proceedings against the Company decreeing the voluntary or involuntary dissolution of the Company; or

                        (iv) if there shall occur any denial, forfeiture or
            revocation by any federal, state or local governmental authority having regulatory jurisdiction over the Company of an authorization required by law or the expiration without renewal of any such authorization, and such events, either individually or in the aggregate, materially jeopardize the System or its operation, and the Company fails to take steps to obtain or restore such authorization within thirty (30) days after notice.

                  (b) In addition, an Event of Default under Section 11.2 herein may result in termination of the Agreement.

            11.3.2 Rights Upon Termination

                  In the event of any termination of this Agreement, whether pursuant to Section 11.3.1 hereof, by the expiration of the Term or by revocation of the franchise by DoITT, the Company, at the City's election, shall
(a) sell to the City or to the City's designee the portions of the System on, over or under the Inalienable Property of the City and all equipment necessary for the functioning of such portions of the System; and/or (b) remove the System, of portions of the System, installed on, over or under the Inalienable Property of the City at the Company's own cost and expense, pursuant to Section
11.4 hereof.

            11.3.3 Price

                  (a) The price to be paid to the Company upon an acquisition pursuant to Section 11.3.2 herein shall be fair value (or, in case of termination by revocation, an equitable price, determined with due regard to the inquiry to the City and its residents), with no value allocable to the franchise itself, which price shall be the fair value as provided in
      Section 33(h)(S) of the City Charter, as may be amended, or under any successor provision. Subject to the limitations found in the next sentence, to the extent the City effects an acquisition pursuant to
      Section 11.3.2 herein and subsequently sell that portion of the System acquired to a third party, and the amount received by the City from such sale exceeds the price paid by the City to the Company pursuant to this Section 11.3.3, the City shall pay such excess amount to the Company after deducting all reasonable expenses incurred by the City in connection with such acquisition and sale. The preceding sentence shall apply only in cases where the Agreement has terminated by reason of the expiration of the full Term or by reason of the occurrence of an event in Section 11.3.1 (a) hereof, and shall not apply in any case where the Agreement has been terminated for cause. In cases where the Agreement has been terminated for cause and the City effects an acquisition or transfer of the System for any reason, and the party acquiring the System acquires it directly from the Company, then The City shall be entitled to receive from such party any amount in excess of the price which the City could have received if it had purchase the System from the Company and subsequently sold the System to such third party.

                  (b) The date of valuation for purposes of Section 11.3.2 hereof shall be the date of termination of the Agreement. For the purpose of determining such valuation, the parties shall select a mutually agreeable independent appraiser to compute the purchase price in accordance with industry practice and the aforementioned standards. If they cannot agree on an appraiser in ten (10) days, the parties will seek an appraiser from the American Arbitration Association. The appraiser shall be instructed to make the appraisal as expeditiously as possible, but in no more than sixty (60) days and shall submit to both parties a written appraisal. The appraiser shall be afforded access to the Company's books and records, as necessary to make the appraisal. Not withstanding the provisions of Section 7.2.2 hereof, the parties shall share equally the costs and expenses of the appraiser.

                  (c) The City will notify the company, within thirty (30) days after receipt of the appraisal, of its election of rights pursuant to
      Section 11.3.2 hereof. If it elects to make the purchase permitted under
      Section 11.3.2 hereof. If it elects make the purchase permitted under
      Section 11.3.2 hereof, it will purchase the same at closing to occur within a reasonable time after its election.

                  (d) The Company agrees, at the request of the City, (i) to operate the System on behalf of the City pursuant to the provisions of this Agreement and such additional terms and conditions as are equitable to the City and the Company for a period of up to four (4) months after the termination of this Agreement, until the City either elects not to purchase any portion of the System, or closes on such a purchase, or (ii) to cease all construction and operational activities in a prompt and workmanlike manner.

            11.3.4 Company's Obligations

                  In the event of any acquisition of the System by the City or the City's designee pursuant to Section 11.3.2 hereof, the Company shall:

                  (a) cooperate with the City to effectuate an orderly transfer of all records and information concerning the System to the City;

                  (b) promptly execute all appropriate documents to transfer to the City subject to any liabilities, title to the System as well as all contracts, leases, licenses, permits, rights-of-way, and any other rights, contracts or understanding necessary to maintain and operate the System, as appropriate; provided, that such transfers shall be made subject to the rights, under Article 9 of the Uniform Commercial code as in effect in the State of New York and, to the extent that any collateral consists of real property under the New York Real Property Law, of banking or any other lending institutions which are secured creditors or mortgagees of the Company at the time of such transfers; and provided, that, with respect to such creditors and mortgagees, the City shall have no obligation following said transfers to pay, pledge, or otherwise commit in any way any general or any other revenues or funds of the City, other than the gross operating revenues received by the City from its operation of the System, in order to repay any amounts outstanding on any debts secured by the System which remain owing to such creditors or mortgagees; and provided, finally, that the total of such payments by the City to such creditors and mortgages, from the gross operating revenues received by the City from its operation of the System, shall in no event exceed the lesser of: (i) the fair market value of the System on the date of the transfer of title to the City or
      (ii) the outstanding debt owed to such creditors and mortgagees on said date. Nothing in this Section 11.3. shall be construed to limit the rights of any such secured creditors to exercise it or their rights as secured creditors or mortgagees at any time prior to the payment of all amounts due pursuant to the applicable debt instruments; and

                  (c) promptly supply the Commissioner with all necessary records (i) to reflect the City's ownership of the System; and (ii) to operate and maintain the System including, without limitation, all Customer records and plant and equipment layout documents.

      11.4 Removal

            11.4.1 Discretion of DoITT

                  Upon any termination of this agreement, DoITT, in its sole discretion may, but shall not be obligated to, direct the Company to remove, at the Company's sole cost and expense, all, or any portion designated by DoITT, of the System installed by the Company from the Inalienable Property of the City in accordance with all applicable requirements of the City and subject to the following:

                  (a) this provision shall not apply to buried portions of the System which, in the opinion of DoITT, cannot be removed;

                  (b) in removing the System, or part thereof, the Company shall refill and compact, at its own cost and expense, any excavation that shall be made by it and shall leave, in all material aspects, all Inalienable Property and other property in as good condition as that prevailing prior to the Company's removal of the System from Inalienable Property of the City and without affecting, altering or disturbing in any way any electric, telephone or other cables, wires, structures or attachments;

                  (c) the City shall have the right to inspect and approve the condition of such Inalienable Property after removal and, to the extent that the City determines that said Inalienable Property and other property have not been left in materially as good condition, as that prevailing prior to the Company's removal of the System, the Company shall be liable to the City for the cost or restoring the Inalienable Property and other property to said condition;

                  (d) the Performance Bond/Security Fund, liability insurance and indemnity provisions of this Agreement shall remain in full force and effect during the entire period of removal and associated repair of all Inalienable Property of the City, and for not less that one hundred twenty
      (120) days thereafter; and

                  (e) removal shall be commenced within thirty (30) days of the removal order by DoITT and shall be substantially completed within twelve
      (12) months thereafter including all reasonably associated repair of the Inalienable Property of the City.

            11.4.2 Failure to Commence Removal

                  If, in the reasonable judgment of the Commissioner, the Company fails to commence removal of the System as designated by DoITT, within thirty (30) days after DoITT's removal order, or if the Company fails to substantially complete such removal, including all associated repair of the Inalienable Property of the City, within twelve (12) months thereafter, then, to the extent not inconsistent with applicable law, the City shall have the right to:

                  (a) declare that all rights, title and interest to the System belong to the City with all rights of ownership including, but not limited to, the right to connect and use the System or to effect a transfer of all right, title and interest in the System to another Person for operation; or

                  (b) authorize removal of the System installed by the Company on, over or under the Inalienable Property of the City at the Company's cost and expense, by another Person; and

                  (c) to the extent consistent with applicable law, and portion of the Company's System on, over or under the Inalienable Property of the City designated by DoITT for removal and not timely removed by the Company shall belong to and become the property of the City without payment to the Company notwithstanding the provisions of Section 11.3.2 hereof, and the Company shall execute and deliver such documents, the Commissioner shall request, in form and substance acceptable to the Commissioner, to evidence such ownership by the City.

            11.4.3 No Condemnation

                  None of the declaration, connection, use, transfer or other actions by the City or the Commissioner under Section 11.4.2 shall constitute a condemnation by the City or a sale or dedication under threat or in lieu of condemnation.

      11.5 Return of Performance Bond/Security Fund

            Upon the later of the date one hundred and twenty (12)) days after the termination of this Agreement for any reason or the date of the completion of removal of the System from and associated repair of the Inalienable Property of the City pursuant to Section 11.4.1 hereof, the Company shall be entitled to the return of the Performance Bond/Security Fund deposited pursuant to Section
5.8 hereof, or such portion thereof as remains on deposit with the Comptroller at said termination, provided that all offsets necessary (a) to compensate the City pursuant to Section 5.8.2 and/or 5.8.3 hereof, (b) to cover any costs, loss or damage incurred by the City as a result of any Event of Default, in the event of termination of this Agreement by the City pursuant to Section 11.3 hereof, and (c) to reimburse the City for the cost of removal of the System from the Inalienable Property of the City pursuant to Section 11.4.2 hereof have been taken by the City.

      11.6 Other Provisions

            The City and the Company shall negotiate in good faith all other terms and conditions of any such acquisition or transfer, except that the Company hereby waives its rights, if any to relocation costs arising out of the termination of this Agreement pursuant to this Section 11 that may be provided by law and except that, in the event of any acquisition of the System by the
City: (i) the City shall not be required to assume any of the obligations of any collective bargaining agreements or any other employment contracts held by the Company or any other obligation of the Company or its officers, employees, or agents including, without limitation, any pension or other retirement, or any insurance obligations; and (ii) the City may lease, sell, operate, or otherwise dispose of all or any part of the System in any manner.

                          SECTION 12-SUBSEQUENT ACTION

      12.1 Compensation

            In the event that, after the Effective Date any court, agency, commission, legislative body, or other authority of competent jurisdiction takes any action or enters any judgment which has a materially adverse effect, with respect to the City or the Company, on the compensation or other payments to be made by the Company pursuant to Section 7 of this Agreement, then the Company and DoITT shall enter into negotiations to amend this Agreement in a manner not inconsistent with any such action or judgment so as to establish a fair and equitable relationship between the parties. In the event that either party fails to negotiate in good faith to produce an agreement which is reasonably acceptable to both parties within a reasonable period, then either party shall have the right, by notice to the other, to accelerate the term of this Agreement and the franchise granted hereunder such that the term and the franchise shall terminate on the date which is one half of the number of days between the date of such notice and the fifteenth anniversary of the Original Agreement Date, but in no event shall the City be permitted to reduce the Term of this franchise by virtue of this Section 12.1 such that the Term of this franchise is less than 10 years.

      12.2 Procedure for subsequent Invalidity

            12.2.1 Declaration of Invalidity or Injunction

                  Except as provided in Section 12.1 hereof, in the event that, after the Effective Date, any court, agency, commission, legislative body, or other authority of competent jurisdiction:

                  (a) declares this Agreement invalid, in whole or in part, or

                  (b) requires the City or the Company either to: (i) perform any act which is inconsistent with any provision of this Agreement or (ii) cease performing any act required by any provision of this Agreement, then the Company or the City, as the case may be, shall promptly notify the other party in writing of such fact.

            1.1.2 Continued Compliance

                  After the occurrence of the events described in Section 12.2.1 hereof, the Company and the City shall continue to comply with all provisions of this Agreement, including the affected provision, until the validity of the declaration or requirements has been finally adjudicated or a court orders the Company or the City to comply with such declaration or order, provided that either party may comply with any court order which is not stayed during the pendency of any appeal leading to said final adjudication.

            12.2.3 Negotiations to Amend Agreement

                  Except as provided in Section 12.1 hereof, to the extent that any statute, rule, regulation, ordinance or any other law is enacted, adopted, repealed, amended, modified, changed or interpreted in any way during the term of this Agreement so as to (a) declare the Agreement invalid, in whole or in part, or (b) require the Company or City either to: (i) perform any act which is inconsistent with any provision of this Agreement, or (ii) cease performing any act required by any provision of this Agreement, the Company and City shall enter into good faith negotiations so as to modify this Agreement and /or regulate the System, as applicable, to reflect such enactment, adoption, repeal, amendment, modification, change or interpretation and the Company agrees to comply with any such modifications or regulations arising out of such negotiations. In the event that either party fails to negotiate in good faith to produce an agreement which is reasonably acceptable to both parties within a reasonable period, then either party shall have the right, by notice to the other, to accelerate the term of this Agreement and the franchise granted hereunder such that the term and the franchise shall terminate on the date which is one half of the number of days between the date of such notice and the fifteenth anniversary of the Original Agreement Date but in no event shall the City be permitted to reduce the Term of this franchise by virtue of this Section
12.2.3 such that the Term of this franchise is less than 10 years.

                            SECTION 13-MISCELLANEOUS

      13.1 Appendices

            The Appendices to this Agreement, attached hereto, and all portions thereof and exhibits thereto, are, except as otherwise specified in said appendices, incorporated herein by reference and expressly made a part of this Agreement. The procedures for approval of any subsequent amendment or modification to said Appendices shall be the same as those applicable to any amendment or modification hereof.

      13.2 Action Taken by City

            Any action to be taken by DoITT pursuant to this Agreement shall be taken in accordance with the applicable provisions of the City Charter as said Charter may be amended or modified throughout the Term. Whenever, pursuant to the provisions of this Agreement, the City, the Company, or any other Person is required or permitted to take any action, including, without limitation, the making of any request or the granting of any consent, approval, or authorization, the propriety of said action shall be measured against the standard of reasonableness such that each such action shall be undertaken in a reasonable manner, unless this Agreement authorizes the City, the Company, or other Person to take such action in its sole discretion.

      13.3 Entire Agreement

            This Agreement, including all Appendices hereto, embodies the entire understanding and agreement of the City and the Company with respect to the subject matter hereof and merges and supersedes all prior representations, agreements and understandings, whether oral or written, between the City and the Company with respect to the subject matter hereof, including, without limitation, all prior drafts of this Agreement and any Appendix to this Agreement and any and all written or oral statements or representations by any official, employee, agent, attorney, consultant or independent contractor of the City or the Company.

      13.4 Delays and Failures Beyond Control of Company

            Notwithstanding any other provision of this Agreement, the Company shall not be liable for delay in the performance of, or failure to perform, in whole or in part, its obligation pursuant to this Agreement due to strike, war or act of war (whether an actual declaration of war is made or not), insurrection, riot, act of public enemy, accident, fire, flood or other act of God, technical failure where the Company has exercised all due care in the prevention thereof, or other causes or events, to the extent that such any such causes or events are beyond the control of the Company. In the event that any such delay in performance or failure to perform affects only part of the Company's capacity to perform, the Company shall perform to the maximum extent it is able to do so and shall take all steps within its power to correct said cause(s), it shall take all reasonable steps to do so in as expeditious a manner as possible. The company shall notify DoITT in writing of the occurrence of any event covered by this Section 13.4 within five (5) business days of the date upon which the Company learns or should have learned of its occurrence.

      13.5 Notices

            Every notice, order, petition, document, or other direction or communication to be served upon the City or the Company shall be in writing and shall be sufficiently given if sent by registered or certified mail, return receipt requested. Every such communication to the Company shall be sent to its office located at c/o General Counsel, Metromedia Fiber Network, Inc. 1 Meadowlands Plaza, East Rutherford, New Jersey 07073 or to such other location in New York City as the Company may designate, from time to time. Every communication from the Company shall be sent to the individual, agency or department designated in the applicable section of this Agreement, unless it is to "the City," in which case such communication shall be sent to the Commissioner of DoITT at 75 Park Place, 6th Floor, New York, New York 10007. A required copy of each communication from the Company shall be sent to Corporation Counsel New York City Law Department, 100 Church Street, New York, New York 10007, Attention: Chief, Economic Development Division. Except as otherwise provided herein, the mailing of such notice, direction, or order shall be equivalent to direct personal notice and shall be deemed to have been given when mailed. Any notice the Commissioner is required to give to the Company pursuant to Section 11.2 hereof for which a cure period is ten (10) days or less must be served by personal delivery, overnight mail service or facsimile transmission.

      13.6 General Representations, Warranties and Covenants of the Company

            In addition to the representations, warranties, and covenants of the Company to the City set forth elsewhere herein, the Company represents and warrants to the City and covenants and agrees (which representations, warranties, covenants and agreements shall not be affected or waived by any inspection or examination made by or on behalf of the City), that, as of the Effective Date:

            13.6.1 Organization, Standing, Power and Ownership

            The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized to do business in the State of New York, The Company has all requisite power and authority to own or lease its properties and assets, to conduct its business as currently conducted and to execute, delivery and perform this Agreement and all other agreements entered into or delivered in connection with or as contemplated hereby. Certified copies of the Company's organizational and governing documents, as amended to date, have been delivered to the Commissioner, and are completed and correct. The Company is qualified to do business and is in good standing in the State of New York. The description of the ownership of the Company n Appendix G attached hereto is accurate and complete.

            13.6.2 Authorization; Non-Contravention

                  The execution, delivery and performance of this Agreement and all other agreements, if any, entered into in connection with the transaction contemplated hereby have been duly, legally and validly authorized by all necessary action on the part of the Company and the Company has furnished the City with a certified copy of authorizations for the execution and delivery of this Agreement. This Agreement and all other agreements, if any, entered into in connection with the transactions contemplated hereby have been duly executed and delivered by the Company and constitute (or upon execution and delivery by the Company and the City will constitute) the valid and binding obligations of the Company, and are enforceable (or upon execution and delivery will be enforceable) in accordance with their respective terms. The Company has obtained, or is in the process of obtaining, the requisite authority to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby and no other proceedings or other actions are necessary on the part of the Company to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by the Company nor the performance of its obligations contemplated hereby will:

                  (a) conflict with, result in a materiel breach of or constitute a material default under (or with notice or lapse of time or both result in a material breach of or constitute a material default under) (i) any governing document of the Company or to the Company's knowledge, any agreement among the owners of the Company, or (ii) any statute, regulation, agreement, judgment, decree, court or administrative order or process or any commitment to which the Company is a party or by which it (or any of its properties or assets) is subject or bound;

                  (b) result in the creation of, or give any part the right to create, any material lien, charge, encumbrance or security interest upon the property and assets of the Company; or

                  (c) terminate, modify or accelerate, or give any third party the right to terminate, modify or accelerate, any provision or term of any contract, arrangement, agreement, license agreement or commitments, except for any event specified in (a) or (b) above which individually or in the aggregate would not have a material and adverse effect on the business, properties or financial condition of the Company or the System.

            1.1.3 Consent

                  No consent, approval or authorization of, or declaration or filing with, any public, governmental or other authority is required for the valid execution and delivery of this Agreement or any other agreement or instrument, if any, executed or delivered in connection herewith.

            13.6.4 Compliance with Law

                  The Company certifies that, to the best of its knowledge after diligent inquiry, it is in compliance with all laws, ordinances, decrees and governmental rules and regulations applicable to the System and has filed, has obtained or will file for all government licenses, permits, and authorizations necessary for the operation, marketing and maintenance of the System.

            13.6.5 Litigation; Investigations

                  To the best of the Company's knowledge, after diligent inquiry, except to the extent otherwise disclosed to the City: (a) there is no civil, criminal, administrative, arbitration or other proceeding, investigation or claim (including, without limitation, proceedings with respect to unfair labor practice matters or labor organization activity matters), pending or threatened against the Company or any Affiliated Person, at law or in equity, or before any foreign, federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality (including without limitation any matter involving the granting of a temporary or permanent injunction against the Company or any Affiliated Person) that is reasonably likely to have a material adverse effect on the business, operation, properties, assets or financial condition of the Company or the System, or which questions the validity or prospective validity of this Agreement, or of any essential element upon which this Agreement depends, or of any action to be taken by the Company or any Affiliated Person; (b) no investigation or review by any governmental entity with respect to the Company or any Affiliated Person, relating to the System or any of the transactions contemplated hereby is pending or is threatened against the Company or any Affiliated Person, nor has any governmental entity indicated to the Company or any Affiliated Person an intention to conduct the same; and (c) neither the Company nor any Affiliated Person is subject to any outstanding order, writ, injunction or decree which materially and adversely affects the business, operations, properties, assets or financial condition of the System.

            13.6.6 Fees

                  The Company has paid all franchise, license or other fees and charges which have become due pursuant to any franchise or permit to which it is a party and has made adequate provisions for any such fees and charges which have accrued, except where contested in good faith and by appropriate proceedings.

            13.6.7 Criminal Acts

                  Neither the Company, or any Person holding a Controlling Interest in the Company, nor any director or officer of the Company nor any employee or agent of the Company nor any Controlling Person, acting pursuant to the express direction, or with the actual consent of the foregoing, has been convicted (where such conviction is a final, nonappealable judgment) or has entered a guilty plea with respect to: (a) any criminal offense, excluding Class B misdemeanors, violations, and traffic infractions as designated in the New York State Penal Law or their equivalents in other jurisdictions; or (b) any criminal offense, including, without limitation, bribery or fraud, arising out of or in connection with (i) this Agreement, (ii) the award of the franchise granted pursuant to this Agreement, or (iii) any act to be taken following the Effective Date, pursuant to this Agreement the City, its officers, employees, or agents.

            13.6.8 Misrepresentation

                  No material misrepresentation has been made, either oral or written, intentionally or negligently, by or on behalf of the Company in this Agreement, in connection with any submission to DoITT or the Commissioner, including the Proposal, in connection with the negotiation of this Agreement. For the purpose of this Section, Proposal means the response to the City's Request for Proposals for Local High Capacity Telecommunications Services r submitted to the City by the Company, and any amendments thereto.

      13.7 Additional Covenants

            Until the termination of this Agreement and the satisfaction in full by the Company of its obligation under this Agreement, in consideration of the franchise granted herein, the Company agrees that it will comply with the following affirmative covenants, unless the City otherwise consents in writing:

            13.7.1 Compliance with Laws; Licenses and Permits

                  The Company shall comply with: (a) all applicable laws, rules, regulations, orders, writs, decrees and judgments (including, but not limited to those of the PSC and the FCC and any other federal or state agency or authority of competent jurisdiction) affecting this Agreement, the franchise, and the System; and (b) all local laws and all rules, regulations, orders, or other directives of the City, DoITT, and the Commissioner issued pursuant to and in accordance with this Agreement or otherwise.

                  The Company shall have the sole responsibility for obtaining or causing to be obtained all permits, licenses and other forms of approval or authorization necessary to construct, operate, maintain, upgrade, repair or remove the System, or any part thereof. The Company will, prior to any construction, operation, maintenance, upgrade, repair or removal of the System, secure all necessary permits, license and authorizations in connection with the construction, operation, maintenance, upgrade, repair or removal of the System, or any part thereof, and will file all required registrations, applications, reports and other documents with the FCC, the PSC and other entities exercising jurisdiction over the provision of telecommunications services or the construction of delivery systems therefor, except those which cannot be obtained prior to the date hereof, which the Company will promptly seek to obtain. The Company will promptly seek to obtain all leases, easements and equipment rental or other agreements necessary for the maintenance and operation of the System.

                  The Company shall not permit to occur, or shall promptly take corrective action if there shall occur, any event which (a) could result in the revocation or termination of any such license or authorization, (b) could materially and adversely affect any rights of the Company, or (c) permits or, after notice or lapse of time or both, would permit, revocation or termination of any such license or which materially and adversely affects or reasonably can be expected to materially and adversely affect the System or any part thereof.

            137.2 Criminal Acts

                  The Company shall not permit any of the convictions or guilty pleas of the types listed in Section 13.6.7 to occur during the term of this Agreement, arising out of or in connection with (i) this Agreement, (ii) the award of the franchise granted pursuant to this Agreement, or (iii) any act to be taken following the Effective Date, pursuant to this Agreement by the City, its officers, employees, or agents, and it shall be an Event of Default if any such convictions or guilty pleas shall occur during the term of its Agreement, provided that the City's right to take enforcement action under this Agreement in the event of said conviction or guilty pleas shall arise only with respect to any of the foregoing convictions or guilty pleas of the Company itself or, with respect to any of the foregoing convictions or guilty pleas of any of the other Persons specified in Section 13.6.7, if the Company shall have failed to disassociate itself from, or terminate the employment of, said Person or Persons within thirty (30) days after the Commissioner orders such disassociation.

            13.7.3 Maintain Existence

                  The Company will preserve and maintain its existence, its business, and all of its rights and privileges necessary or desirable in the normal conduct of said business in the Franchise Area, unless any such change shall not have a material and adverse impact on the Company's ability to construct, operate, maintain and upgrade the System as provided herein fulfill the obligation of the Company hereunder. The Company shall maintain its good standing in its state of organization and continue to qualify to do business and remain in good standing in the State of New York. The Company shall conduct business in accordance with its organizational and governing documents, and shall comply with the material terms of all mortgages, indentures, leases, contracts and other agreements and instruments binding upon it except where contested in good faith and by appropriate proceedings.

            13.7.4 Condition of System

                  All of the properties, assets and equipment used as part of the System will be maintained in good repair, working order and good condition.

      13.8 Binding Effect

            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assigns. All of the provisions of this Agreement shall apply to the Company, its successors, and assigns.

      13.9 No Waiver; Cumulative Remedies

            No failure on the part of the City to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other right, except as provided herein, subject to the conditions and limitations established in this Agreement. The rights and remedies provided herein are cumulative and not exclusive of any remedies provided by law, and nothing contained in this Agreement shall impair any of the rights of the City under applicable law, subject in each case to the terms and conditions of this Agreement. A waiver of any right or remedy by the City at any one time shall not affect the exercise of such right or remedy or any other right or other remedy by the City at any other time. In order for any waiver of the City to be effective, it must be in writing. The failure of the City to take any action regarding a default or any Event of Default by the Company shall not be deemed or construed to constitute a waiver of or otherwise affect the right of the City to take any action permitted by this Agreement at any other time regarding such default or Event of Default which has not been cured, or with respect to any other default or Event of Default by the Company.

      13.10 No Opposition

            The Company agrees that it shall not oppose the intervention by the City in any suit, action, or proceeding involving the Company with respect to the System or its construction, operation, maintenance, repair or removal, or to any provision of this Agreement, Prior to the fifth anniversary of the Effective Date, the Company agrees that it will not, at any time, set up against the City any claim nor institute against the City any proceeding alleging that, pursuant to any law, rule or regulation in effect on the Effective Date, a condition or term of this Agreement is unreasonable, arbitrary, void, or otherwise unenforceable, or that the City had no power or authority to make such term or condition. By execution of this Agreement, the Company accepts the validity of the terms and conditions of this Agreement in their entirety and hereby waives and relinquishes, to the maximum extent permitted by applicable law, any and all rights it has, in law or in equity, to assert in any manner at any time or in any forum that this Agreement, the franchise granted pursuant to this Agreement, the terms and conditions of this Agreement or the processes and procedures pursuant to which this Agreement was entered into and the franchise was granted are not consistent with applicable law in effect on the Effective Date.

13.11 Partial Invalidity

      If any section, subsection, sentence, clause, phrase or other portion of this Agreement is, for any reason, declared invalid, in whole or in part, by any court, agency, commission, legislative body, or other authority of competent jurisdiction, such portion shall be deemed a separate, distinct, and independent portion. Except as provided in Section 12 hereof such declaration shall not affect the validity of the remaining portions hereof, which other portions hall continue in full force and effect.

            13.12 Headings

      The headings contained in this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the construction or interpretation hereof. Terms such as "hereby," "herein," "hereof," "hereinafter," "hereunder," and "hereto" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. The term "may" is permissive; the terms "shall" and "will" are mandatory, not merely directive. All references to any gender shall be deemed to include both the male and female, and any reference by number shall be deemed to include both the singular and plural, as the context may require. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

            13.13 No Agency

      The Company shall conduct the work to be performed pursuant to this Agreement as an independent contractor and not as an agent of the City.

      13.14 Governing Law

            This Agreement shall be deemed to be executed in the City of New York, State of New York, and shall be governed in all respects, including validity, interpretation and effect, and construed in accordance with the laws of the State of New York, as applicable to contracts entered into and to be performed entirely within that State.

      13.15 Survival of Representation and Warranties

            All representations and warranties contained in this Agreement shall survive the Term.

      13.16 Delegation of City Rights

            The City reserves the right to delegate and redelegate, from time to time and to the extent permitted by law, any of its rights or obligations under this Agreement to any governmental body or organization, or official of any other governmental body or organization and to revoke any such delegation or redelegation. Any such delegation or redelegation by the City shall be effective upon written notice by the City to the Company of such delegation or redelegation. Upon receipt of such notice by the Company, the Company shall be bound by all terms and conditions of the delegation or redelegation not in conflict with this Agreement. Any such delegation, revocation or redelegation, no matter how often made, shall not be deemed an amendment to this Agreement or require the Company's consent.

      13.17 Claims Under Agreement

            The City and the Company agree that, except to the extent inconsistent with applicable law, any and all claims asserted by or against the City arising under this Agreement or related thereto shall be heard and determined either in a court of the United States located in New York City ("Federal Court") or in a court of the State of New York located in the City and County of New York ("New York State Court"). To effect this Agreement and intent, the Company agrees that:

                  (a) If the City initiates any action against the Company in Federal Court or in New York State Court, service of process may be made on the Company as provided in Section 13.20 hereof;

                  (b) With respect to any action between the City and the Company in New York State Court, the Company hereby expressly waives and relinquishes any rights it might otherwise have (i) to move or dismiss on grounds of forum non conveniens: (ii) to remove to Federal Court outside of the City of New York; and (iii) to move for a change of venue to a court of the State of New York outside New York County;

                  (c) With respect to any action between the City and the Company in Federal Court, the Company expressly waives and relinquishes any right it might otherwise have to move to transfer the action to a United States Court outside the City of New York; and

                  (d) If the Company commences any action against the City in a court located other than in the City and State of New York, then, upon request of the City, the Company shall either consent to a transfer of the action to a court of competent jurisdiction located in the City and State of New York or, if the court where the action is initially brought will not or cannot transfer the action, the Company shall consent to dismiss such action without prejudice and may thereafter reinstitute the action in a court of competent jurisdiction in the City of New York. When the Company either gives such consent or dismisses such action, to allow for such reinstitution, the City agrees, where it is able, to waive any statue of limitation, provided the Company has brought such action at least three
      (3) months prior to the expiration of the statute of limitation and has provided the City with notice pursuant to the Agreement.

      13.18 Modification

            Except as otherwise provided in this Agreement, any Appendix to this Agreement or applicable law, no provision of this Agreement nor any Appendix to this Agreement shall be amended or otherwise modified, in whole or in part, except by a written instrument, duly executed by the City and the Company, and approved as required by applicable law.

      13.19 Maintain Office

            The Company agrees to maintain an office in the City of New York throughout the Term of this Agreement. Such office is currently located at: 810 7th Avenue, 29th Floor, New York, New York 10019.

      13.20 Service of Process

            Process may be served either in person, wherever the Company may be found, by registered mail addressed to the Company at its office in the City, or as set forth in Section 13.5 of this Agreement, to such other location as the Company may provide to the City in writing, or to the Secretary of State of the State of New York.

      13.21 Compliance With Certain City Requirements

            The Company agrees to comply in all respects with the City's "MacBride Principles', a copy of which is attached at Appendix H hereto. The Company agrees to comply in all respects with the Local Law 33 of 1997, a copy of which is attached at Appendix I hereto. The Company agrees to comply in all respects with the City's Vendor Information Exchange System, as the same may be amended from time to time.

      13.22 Matching Provision

                  (a) In the event that the City grants, renews or renegotiates one or more franchise(s), agreement(s) or similar authorization(s), for the provision of local, high-capacity telecommunications services or similar services in the Franchise Area, and such franchise(s), agreement(s) or authorization(s) contain provisions imposing lesser obligations on the grantee(s) thereof than are imposed by the provisions of this

      Agreement, the Company may at any time petition the City for a modification of this Agreement.

                  (b) The City shall consider any petition for modification pursuant to Section 13.22(a) hereof, and shall grant such prospective modification(s) to the extent that the City reasonably determines that such modification(s) must be granted in order to ensure fair and equal treatment among the Company and other franchises, provided that the Company establishes by a preponderance of the evidence each of the following:

                        (i) that the Company is in compliance with this
            Agreement and the other franchise(s), agreement(s) or authorization(s) were not granted as a result of the Company's failure to comply, on a timely basis, with the provision of this Agreement;

                        (ii) that the other franchise(s), agreement(s) or
            authorization(s) allow substantially similar services to those offered by the Company under this Agreement;

                        (iii) that the obligations imposed on the Company under
            this Agreement, taken as a whole, place the Company at a substantial competitive disadvantage in relation to the obligations imposed on the grantee(s) holders of the other franchise(s), agreement(s) or authorization(s), taken as a whole; and

                        (iv) that the reason for the City's imposition of or
            failure to act with respect to a lesser obligation under the other franchise(s), agreement(s) or authorization(s) is not due to the differing nature of the City's regulatory authority with respect to the other communications systems or justified by the relative benefits, in whatever form, received by the City due to the operation of other communications systems.

                  (c) For the purposes of this Section 13.22, in order to promote fair comparison, to the extent possible all benefits and burdens shall be quantified monetarily.

      13.23 Joint Services

            Notwithstanding any other provision of this Agreement, in the event the Company provides any Telecommunications Services in conjunction with, in a joint venture with or in any other arrangement with (the "Joint Services") any one or more entities that the City has also authorized to provide local high-capacity telecommunications services (the "Other Franchisees"):

                  (a) no revenues with respect to Telecommunications Services being provided by such Other Franchisees, other than Joint Services, shall be included in the Company's Gross Revenue, so long as the revenues distributed to or otherwise retained by the Other Franchisees with respect to Joint Services are subject to the terms of such other Franchisees' own agreements with the City; and

                  (b) only those revenues received by the Company with respect to Joint Services and not distributed to or otherwise retained by the Other Franchisees shall be included in the Company's Gross Revenue, so long as the revenues distributed to or otherwise retained by the Other Franchisees with respect to Joint Services are subject to the terms of such other Franchisees' own agreements with the City.

                                -- end of page --

                        [signatures appear on next page]

      IN WITNESS WHEREOF, the party of the first part, by its Deputy Mayor, duly authorized by the Charter of the City of New York, has caused the corporate name of said City to be hereunto signed and the corporate seal of said City to be hereunto affixed and the party of the second part, by its officers thereunto duly authorized, has caused its name to be hereunto signed and its seal to be hereunto affixed as of the date and year first above written.

                                   THE CITY OF NEW YORK


                                   By:       /s/ Joseph Lhota
                                       -----------------------------
                                                Deputy Mayor

                                                   2-29-00
                                   ---------------------------------
                                                    Date

Approved as to form:


Corporation Counsel


/s/ [illegible]
------------------------------------
Acting Corporation Counsel

                                   METROMEDIA FIBER NETWORK NYC, INC.


                                   By: /s/ Nick Tanzi
                                       -----------------------------
                                   Name: Nick Tanzi
                                   Title: President

(Seal)
                                                       --------------
Attest: /s/ [illegible]                                APPROVED AS TO
        --------------------------------               /s/ [ILLEGIBLE]
           City Clerk                                       FORM
                                                       --------------

CITY OF NEW YORK        )
                        )  ss:
STATE OF NEW YORK       )

      I , Debra Samuelson a Notary Public in and for the State of New York, residing therein, duly commissioned and sworn, do hereby certify that Joseph Lhota, Deputy Mayor of the City of New York, party to the above instrument, personally appeared before me in said State on the 29 day of February , 2000, the said Joseph Lhota being personally well known to me and who executed the foregoing instrument and acknowledged to me that he executed the same as his free act and deed in his capacity as Deputy Mayor of the City of New York.

      Given under my hand and seal, this 29 day of February , 2000.


                                          /s/ Debra Samuelson
                                              Notary Public

My Commission Expires: 2-10-07

CITY OF NEW YORK        )
                        )  ss:
STATE OF NEW YORK       )

      I, Yvette Kitrosser a Notary Public in and for the State of New York, residing therein, duly commissioned and sworn, do hereby certify that Nick Tanzi, party to the above instrument, personally appeared before me in said State on the 16 day of February, 2000, the said President being personally well known to me and who executed the foregoing instrument and acknowledged to me that he executed the same as his free act and deed.

      Given under my hand and seal, this 16 day of February, 2000.


                                        /s/ Yvette Kitrosser
                                        Notary Public

                                  YVETTE KITROSSER
                         Notary Public State of New York
My Commission Expires:             No. 31-5008842
                           Qualified in New York County
                          Commission Expires Mar. 1, 2001